UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ALLIANT ENERGY CORPORATION
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ALLIANT ENERGY CORPORATION

Notice of Annual Meeting and Proxy Statement

2017

Alliant Energy™

Dear Alliant Energy Shareowner,

On behalf of our Board of Directors and the Company, please join us at the 2017 Annual Meeting of Shareowners on May 23, 2017, in Cedar Rapids, Iowa. The details of the meeting are included in the following pages, and I encourage you to attend in person if you can. At the very least, please consider submitting your vote in advance by returning your proxy card, or voting online at alliantenergy.com/eproxy or over the phone at 1-866-883-3382. Your participation is critical to the success we see year after year.

Our dedicated and talented employees have delivered another year of solid performance. In April 2016, our Board of Directors approved a two-for-one common stock split and last fall agreed upon a 7% increase to our expected annual common stock dividend, setting the target for 2017 at $1.26 per share. When combining our stock performance and dividend payout for the last five years, your Alliant Energy investment has delivered a higher total return than the Edison Electric Institute Stock Index and the S&P 500 Index. Alliant Energy’s stock joined the S&P 500 Index last June, becoming one of just 28 energy providers that are a component of the Index.

This is an exciting time for our company and our industry. By advancing clean, economical and sustainable energy, providing innovative energy solutions and investing in a smarter, stronger, more secure power grid, we continue to meet our customers’ evolving needs both today and beyond. These efforts and investments create jobs, drive economic growth and strengthen our communities.

Remember, you are important to all that we do. Your vote counts. Please help with our continued success.

Sincerely,
Patricia Leonard Kampling
Chairman, President and CEO
April 18, 2017

NOTICE OF 2017 ANNUAL MEETING OF SHAREOWNERS OF ALLIANT ENERGY CORPORATION

DATE:	Tuesday, May 23, 2017
TIME:	10:30 a.m. C.D.T.
PLACE:	The Hotel at Kirkwood Center
7725 Kirkwood Blvd., S.W.
Cedar Rapids, Iowa 52404

AGENDA:

1.	Elect four (4) directors nominated by our Board of Directors to serve on our Board of Directors for terms expiring at the 2020 Annual Meeting

2.	Approve, on an advisory, non-binding basis, the compensation of our named executive officers

3.	Approve, on an advisory, non-binding basis, the frequency of the advisory vote on the compensation of our named executive officers

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017

5.	Act upon a shareowner proposal described in the accompanying Proxy Statement, if properly presented

6.	Attend to any other business properly presented at this meeting
RECORD DATE: March 29, 2017
Shareowners of record of our common stock as of the close of business on March 29, 2017 will be entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING: YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please vote promptly.
If your shares are registered with our Shareowner Direct Plan or the Alliant Energy Corporation 401(k) Savings Plan, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

ATTENDING THE ANNUAL MEETING:
If you plan to attend the Annual Meeting, please check the appropriate box on your proxy card and present your photo identification at the door. Otherwise, please follow the voting instructions on page 63 of the accompanying Proxy Statement under “How do I vote?”

ANNUAL REPORT:
A copy of our Annual Report for the fiscal year ended December 31, 2016 was included in the mailing of this Notice of 2017 Annual Meeting of Shareowners.
Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on May 23, 2017. The Alliant Energy Corporation Proxy Statement for the 2017 Annual Meeting of Shareowners and the Annual Report for the fiscal year ended December 31, 2016, are available at www.alliantenergy.com/eproxy.
By Order of the Board of Directors,
James H. Gallegos
Senior Vice President, General Counsel & Corporate Secretary

Dated, mailed and made available on the Internet on or about April 18, 2017.

TABLE OF CONTENTS

SUMMARY

Proxy Summary

This summary highlights information contained in this Proxy Statement. It is only a summary. Please read the entire Proxy Statement and 2016 Annual Report before you vote.

2017 Annual Meeting of Shareowners

Date and Time: May 23, 2017 at 10:30 a.m. C.D.T.

Record Date: March 29, 2017

Place: The Hotel at Kirkwood Center, 7725 Kirkwood Blvd., S.W., Cedar Rapids, Iowa 52404

Voting Matters		Board Recommendation	Page
1.	Election of Four Director Nominees	FOR all Director Nominees	1
2.	Advisory Vote to Approve Executive Compensation	FOR	56
3.	Advisory Vote on the Frequency of Advisory Vote to Approve Executive Compensation	1 Year	57
4.	Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2017	FOR	60
5.	Shareowner Proposal Requesting Periodic Reports Disclosing Expenditures on Political Activities	AGAINST	61

Vote your proxies today in one of the following methods:

INTERNET	PHONE	MAIL
www.alliantenergy.com/eproxy	1-866-883-3382	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your proxy card must be received by May 22, 2017.
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 22, 2017.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 22, 2017.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

See pages 63-67 for directions on voting your proxies and to see how your votes are counted.

ELECTION OF DIRECTORS

Proposal One—ELECTION OF DIRECTORS
Annual Election
At our annual meeting of shareowners (the “Annual Meeting”), four directors will be elected with terms expiring in 2020. The nominees for election are:

•Patrick E. Allen    • Singleton B. McAllister
•Patricia L. Kampling    • Susan D. Whiting

Each nominee currently serves on our Board of Directors and, if elected as a director, will serve until our annual meeting of shareowners in 2020 or until his/her successor has been duly qualified and elected.
Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will not be counted as votes cast. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency the Board of Directors does not currently anticipate.
The nominees were selected by the Board of Directors on the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee and the Board of Directors looks for directors to have a broad range of skills, education, experiences and qualifications that can be leveraged in order to benefit Alliant Energy and its shareowners. The members of the committee are particularly interested in maintaining a mix of skills, qualifications and experience that include the following:

Skills, Qualifications and Experience
Strategic Leadership	Human Resources/Executive Compensation
Financial Acumen/Literacy	Risk Management
Operations	Technology Systems/Cybersecurity
Customer Perspectives	Environmental and Safety
Legal and Regulatory	Diversity
The balance of tenure of our directors promotes experience and stability on our Board of Directors. The board’s diverse composition allows for a broader understanding of the issues that can affect our business. Our more senior directors have a deep knowledge and historical perspective of our company and our industry. Our newer directors provide fresh perspectives and benefit from the knowledge and experience of our more senior directors. One director nominee has extensive knowledge in public policy and government relations which, in connection with her knowledge of our industry and long experience on our board, provide vital insights to our board. Two directors are currently serving in their first term on our board. This optimal combination of experience, subject matter expertise, and fresh perspectives, ensures that our board is able to provide oversight and guidance that is innovative, balanced and aligned with the company’s strategic plan.
All directors are expected to possess personal attributes such as ethics, integrity, sound business judgment, independence, and must be able to commit sufficient time to board activities. Additional information regarding the selection process for members of the Board of Directors can be found starting on page 14.
Biographies of the director nominees and continuing directors follow. Included in the biographical information is a listing of the key qualifications, skills and experience of each director nominee and continuing director that led to the board’s conclusion that the person should serve. Each nominee and continuing director’s age is as of December 31, 2016.
We are a public utility holding company whose regulated utilities are Interstate Power and Light Company (“IPL”) and Wisconsin Power and Light Company (“WPL”). The composition of our Board of Directors is identical to the composition of the Boards of Directors of IPL and WPL.

☑	The Board of Directors recommends that you vote “FOR” the nominees for director.

ALLIANT ENERGY | 2017 Proxy Statement | 1

ELECTION OF DIRECTORS

Alliant Energy

Board of Directors SNAPSHOT

Women
50%
Gender diversity
Men
50%
Ethnic diversity
Diversity
20%
Under 60
50%
Average age
58.7 yrs
Over 60
50%
6 years or less
50%
Average Tenure
7.4 yrs
Over 6 years
50%

Corporate governance

- Nine out of ten directors are independent
- Lead independent director with clearly defined and robust responsibilities
- Executive sessions of independent directors held at each regularly scheduled board meeting
- Annual board and committee self-assessments
- Share ownership guidelines based on total annual retainer
- Director resignation policy for directors in uncontested elections that do not receive majority "for" vote

Skills and qualifications

Strategic Leadership 100%
Financial Acumen 70%
Operations 90%
Customer Perspective 90%
Legal and Regulatory 70%
Human Resources/Exec Comp 70%
Risk Management 80%
Tech Systems/Cybersecurity 70%
Environment/Safety 50%
Diversity 60%
0%
20%
40%
60%
80%
100%

2 | ALLIANT ENERGY | 2017 Proxy Statement

ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

Summary: Mr. Allen’s extensive experience in financial leadership is instrumental to the board. Since 2005, Mr. Allen has served as Senior Vice President and Chief Financial Officer at Rockwell Collins, Inc. in Cedar Rapids, Iowa, leading the company’s finance activities, including treasury, audit, and tax. Mr. Allen previously served in various financial officer positions at Rockwell Collins and its subsidiaries since 2001. Before joining Rockwell Collins, he served in various roles at Rockwell International, including Vice President and Treasurer, Vice President of Financial Planning, and Assistant Controller. He worked for six years as an auditor at Deloitte & Touche and is a certified public accountant. Mr. Allen serves as the Chairman of the Audit Committee and has been a Director of IPL and WPL since 2011.

Skills and Qualifications: strategic leadership; financial acumen/literacy; operations; customer perspective; risk management; technology systems/cybersecurity; diversity.

Patrick E. Allen Age: 52 Director Since: 2011 Nominated for a Term Expiring in: 2020 Committee Memberships: • Audit (Chair) • Executive • Safety, Environmental, Policy and Operations

Summary: Ms. Kampling’s broad experience within the utility industry has proven essential to the management of the Company and to the board. She has served as Chairman of the Board of Directors, President and Chief Executive Officer of Alliant Energy since April 2012 and as President and Chief Operating Officer from February 2011 to March 2012. Since joining the Company in 2005, Ms. Kampling has held various other executive positions within the Company, including Executive Vice President and Chief Financial Officer, Vice President and Treasurer, and Vice President of Finance. Before joining Alliant Energy, Ms. Kampling spent more than 20 years at Exelon Corporation, holding finance, treasury, regulatory, and engineering positions of increasing responsibility. She has served on the Board of Directors of Briggs & Stratton Corporation since January 2011 and also serves on the board of American Transmission Company LLC. Ms. Kampling has been a Director of IPL and WPL since 2012.

Skills and Qualifications: strategic leadership; financial acumen/literacy; operations; customer perspective; legal and regulatory; human resources/executive compensation; risk management; environmental and safety; diversity.

Patricia L. Kampling Age: 57 Director Since: 2012 Nominated for a Term Expiring in: 2020 Chairman of the Board

ALLIANT ENERGY | 2017 Proxy Statement | 3

ELECTION OF DIRECTORS

Summary: Ms. McAllister brings significant expertise to the board in the areas of government relations and public policy law. Since 2014, Ms. McAllister has served as counsel at the law firm of Husch Blackwell in Washington, D.C. Before joining Husch Blackwell, she served as a partner in the law firms of Williams and Mullen (2012 - 2014), Blank Rome LLP (2010 - 2012), and LeClair & Ryan LLP (2007 - 2010). Ms. McAllister has held positions as General Counsel for the United States Agency for International Development, Senior Counsel to the U.S. House of Representatives Committee on the Budget, and was appointed as Secretary to the Commonwealth of Virginia State Board of Elections in 2015. She has served on the Board of Directors of United Rentals, Inc. since 2004, and on the proxy board of Securitas Critical Infrastructure Services, Inc., one of the largest providers in the United States of specialized security, fire and emergency response services, since 2016. Ms. McAllister has been a Director of IPL and WPL since 2001.

Skills and Qualifications: strategic leadership; customer perspective; legal and regulatory; human resources/executive compensation; environmental and safety; diversity.

Singleton B. McAllister Age: 64 Director Since: 2001 Nominated for a Term Expiring in: 2020 Committee Memberships: • Compensation and Personnel • Nominating and Governance

Summary: Ms. Whiting’s extensive background in consumer analytics, marketing, and media experience provides a uniquely customer-focused perspective to the board. In 2014, Ms. Whiting retired as Vice Chair of Nielsen, N.V., a global provider of information into what consumers watch and purchase. In her 35-year career with Nielsen, she held numerous executive positions including President, Chief Operating Officer, Chief Executive Officer and Chairman of Nielsen Media Research, as well as Global Executive Vice President. She led initiatives related to global client relations, communications, marketing, public government affairs, corporate social responsibility, and diversity for the company. Ms. Whiting has served as a Director of IPL and WPL since 2013.

Skills and Qualifications: strategic leadership; operations; customer perspective; legal and regulatory; human resources/executive compensation; risk management; technology systems/cybersecurity; diversity.

Susan D. Whiting Age: 60 Director Since: 2013 Nominated for a Term Expiring in: 2020 Committee Memberships: • Compensation and Personnel • Safety, Environmental, Policy and Operations

4 | ALLIANT ENERGY | 2017 Proxy Statement

ELECTION OF DIRECTORS

CONTINUING DIRECTORS

Summary: Mr. Bennett is an audit committee financial expert with an extensive background in operations. He has been a private investor with Albaton Enterprises LLC in Sioux City, Iowa since 2010. He previously served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products headquartered in Sioux City, Iowa, for nine years. Having started at Terra Industries in 1973, Mr. Bennett held positions in manufacturing, sales, marketing, and distribution management before taking on a series of executive roles. He has served as the non-executive Chairman of the Board of OCI N.V., an international construction and fertilizer company since 2013, and OCI Partners LP since 2013. He became a Director of SandRidge Energy in October 2016. He previously was a Director of Arclin, Inc., a privately-held company, from 2010 to 2016. Mr. Bennett has served as a Director of IPL and WPL since 2003.

Skills and Qualifications: strategic leadership; financial acumen/literacy; operations customer perspective; legal and regulatory; human resources/executive compensation; risk management; environmental and safety.

Michael L. Bennett Age: 63 Director Since: 2003 Term Expires in: 2019 Committee Memberships: • Audit • Nominating and Governance

Summary: Ms. Dunie’s strong experience in information technology and cybersecurity and her decades of work in the defense industry have proven distinctly valuable to the board. From 2006 to 2014, Ms. Dunie served as Executive Vice President and Chief Technology Officer of CACI International Inc., an information solutions and services company in the government sector. Previously, she worked with the U.S. Department of Defense as a member of the Defense Intelligence Senior Executive Service and as the Principal Advisor to the Under Secretary of Defense for Intelligence. She has served in key information-policy roles in private industry with Oracle Corporation, Raytheon Company, Martin Marietta (now part of Lockheed Martin), General Electric, and ITT Corporation. Ms. Dunie has served on the Board of Directors of Science Applications International Corporation (SAIC), an engineering and information technology provider, since 2015. She became a Director of Objective Interface Systems, a private computer communications software and hardware company, in 2016. In December 2016, Ms. Dunie was certified as a National Association of Corporate Directors (NACD) Board Leadership Fellow. She has served as a Director of IPL and WPL since 2015.

Skills and Qualifications: strategic leadership; operations; risk management; technology systems/cybersecurity; diversity.

Deborah B. Dunie Age: 52 Director Since: 2015 Term Expires in: 2019 Committee Memberships: • Compensation and Personnel • Safety, Environmental, Policy and Operations

ALLIANT ENERGY | 2017 Proxy Statement | 5

ELECTION OF DIRECTORS

Summary: Mr. Hazel brings to the board his long-term executive leadership experience and his background in operations and customer service. He has been the principal of Darryl B. Hazel Consulting LLC, a business consulting firm in Detroit, Michigan, since 2010 when he retired as Senior Vice President, Global Services Initiatives of Ford Motor Company. Having started with Ford Motor Company in 1972, Mr. Hazel held various leadership positions with the company, including President of the Customer Service Division and Senior Vice President (2006 - 2009), President of Marketing (2005 - 2006), President of the Ford Division (2005 - 2005), and President of the Lincoln Mercury Division (2002 - 2005). He serves as the Chairman of the Safety, Environmental, Policy and Operations Committee and has served as a Director of IPL and WPL since 2006.

Skills and Qualifications: strategic leadership; financial acumen/literacy; operations; customer perspective; human resources/executive compensation; risk management; technology systems/cybersecurity; environmental and safety; diversity.

Darryl B. Hazel Age: 68 Director Since: 2006 Term Expires in: 2019 Committee Memberships: • Compensation and Personnel • Executive • Safety, Environmental, Policy and Operations (Chair)

Summary: Mr. O’Toole’s qualifications to serve on the board include his strong experience in customer perspectives. Since November 2016, Mr. O’Toole has been Senior Fellow and Clinical Professor of Marketing at the Kellogg School of Management of Northwestern University. Since January 2017, Mr. O’Toole has been a Senior Advisor with McKinsey & Co., a global management consulting firm. Until his retirement in late 2016, Mr. O’Toole was Chief Marketing Officer, Senior Vice President and President, MileagePlus of United Continental Holdings, Inc., a global air carrier. He joined United in 2010 as Chief Marketing Officer and Senior Vice President and held positions with United as Senior Vice President, Marketing and Loyalty and President, MileagePlus (2012 - 2014), Chief Operating Officer, MileagePlus (2010 - 2012), and Chief Marketing Officer (2010). Before joining United, Mr. O’Toole held leadership roles for over 13 years with Hyatt Hotels Corporation, including as Chief Marketing Officer and Chief Information Officer, as well as marketing leadership positions at Renaissance Hotels International and Stouffer Hotel Company. He has served on the Board of Directors of LSC Communications, Inc., a print, print-related services and office products company, since 2016. Mr. O’Toole has served as a Director of IPL and WPL since 2015.

Skills and Qualifications: strategic leadership; financial acumen/literacy; operations; customer perspective; legal and regulatory; technology systems/cybersecurity.

Thomas F. O’Toole Age: 59 Director Since: 2015 Term Expires in: 2019 Committee Memberships: • Audit • Safety, Environmental, Policy and Operations

6 | ALLIANT ENERGY | 2017 Proxy Statement

ELECTION OF DIRECTORS

Summary: Mr. Oestreich is our Lead Independent Director. He served as a consultant to Pioneer Hi-Bred International, Inc., a developer and supplier of advanced plant genetics and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa from 2010 to 2013. He is now retired. He previously served as Chairman of Pioneer Hi-Bred International, Inc. from 2007 until 2009. Mr. Oestreich also served as Vice President of DuPont Corporation from 2004 through 2009. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. He serves as a Director of two private companies, Nexsteppe, a feedstock solutions business for biofuels, biopower and biobased product industries, and mOasis, a business involved with agricultural water management through chemistry solutions. He serves as Chairman of the Nominating and Governance Committee. Mr. Oestreich has served as a Director of IPL and WPL since 2005.

Skills and Qualifications: strategic leadership; financial acumen/literacy; operations; customer perspectives; legal and regulatory; human resources/executive compensation; risk management; technology systems/cybersecurity; environmental and safety.

Dean C. Oestreich Age: 64 Director Since: 2005 Term Expires in: 2018 Lead Independent Director Committee Memberships: • Audit • Executive • Nominating and Governance (Chair)

Summary: Ms. Sanders has been the President of Carol P. Sanders Consulting LLC since 2015, a business consulting firm serving insurance and technology clients. She served as the Executive Vice President, Chief Financial Officer and Treasurer of Sentry Insurance, a Mutual Company, located in Stevens Point, Wisconsin from 2013 to 2015. Previously, she served as the Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from 2012 until 2013, where she also served as Senior Vice President, Chief Financial Officer and Treasurer from 2011 until 2012 and as Chief Financial Officer from 2004 until 2011. Before that, Ms. Sanders served as Controller and Assistant Treasurer of Sentry Insurance from 2001 to 2004. She has served on the Boards of Directors of RenaissanceRE Holdings Ltd., a global provider of reinsurance and insurance since 2016, and First Business Financial Services, Inc., a Wisconsin-based bank holding company since 2016. She serves as Chairman of the Compensation and Personnel Committee. Ms. Sanders has served as a Director of IPL and WPL since 2005.

Skills and Qualifications: strategic leadership; financial acumen/literacy; operations; customer perspectives; legal and regulatory; human resources/executive compensation; risk management; and technology systems/cybersecurity.

Carol P. Sanders Age: 49 Director Since: 2005 Term Expires in: 2018 Committee Memberships: • Compensation and Personnel (Chair) • Executive • Nominating and Governance

ALLIANT ENERGY | 2017 Proxy Statement | 7

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE
a.    Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles that, in conjunction with the board committee charters, establish processes and procedures to help ensure effective and responsive governance by the board. Our Corporate Governance Principles are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” link.
b.     Ethical and Legal Compliance Policy
Our Board of Directors has adopted a Code of Conduct that serves as our code of ethics and applies to all employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, as well as the members of our Board of Directors. We make our Code of Conduct available on our website at www.alliantenergy.com/investors under the “Corporate Governance” link. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on our website.
c.    Director Independence
Our Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.
The Board of Directors evaluates directors’ independence under the NYSE corporate governance listing standards. This evaluation is based on certain categorical standards of independence, which are included as Appendix A to our Corporate Governance Principles.
The Board of Directors also considers certain other factors in relation to an independence determination. Mr. Allen serves as an executive officer of a company that is a customer of IPL and Mr. O’Toole serves as a director of a company that is a customer of WPL. These customer relationships do not constitute a material relationship under the NYSE corporate governance listing standards cited above or the Securities and Exchange Commission (“SEC”) rules governing related-person transactions discussed below. However, the relationships were evaluated under the applicable NYSE corporate governance listing standards and applicable SEC rules. The Board of Directors determined that the relationships did not impair the independence of Mr. Allen or Mr. O’Toole.
The Board of Directors has affirmatively determined by resolution that each of Mr. Allen, Mr. Bennett, Ms. Dunie, Mr. Hazel, Ms. McAllister, Mr. O’Toole, Mr. Oestreich, Ms. Sanders and Ms. Whiting has no material relationship with us that would impair his or her independent judgment as a director and, therefore, is independent in accordance with the NYSE corporate governance listing standards.
d.    Majority Voting in Uncontested Director Elections
Under our Corporate Governance Principles, if a director nominee in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) receives more “withheld” votes than “for” votes, the director nominee is required to offer his or her resignation to the Chairman of the Board of Directors following certification of the shareowner vote. A Resignation Committee will promptly consider any resignation offers under our Director Resignation Policy and, based on all relevant factors, make a recommendation to the Board of Directors. Within 90 days following the date of the shareowners meeting at which the election occurred, the Board of Directors will make a final determination as to whether to accept the director’s resignation. The determination will be promptly disclosed and will include an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. A director who tenders his or her resignation under this provision will not be present during the deliberations or voting by the Resignation Committee or the Board of Directors regarding whether to accept the resignation offer.
e.    Attendance and Performance Evaluations
Our Board of Directors held 10 joint (Alliant Energy, IPL and WPL) board meetings in 2016. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and board committees on which he or she served.
The Board of Directors and each board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates the performance of the Chief Executive Officer on an annual basis.
Members of our Board of Directors are expected to attend our Annual Meeting of Shareowners. All members of our Board of Directors were present for our 2016 Annual Meeting.

8 | ALLIANT ENERGY | 2017 Proxy Statement

CORPORATE GOVERNANCE

f.     Related-Person Transactions
We have adopted a written policy regarding related-person transactions. The policy provides that we will annually disclose information regarding related-person transactions as required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy “related-person” means any of our directors or executive officers, nominee for director, and any member of the immediate family of such person.
A related-person transaction is generally a transaction in which we are a participant, the amount involved exceeds $120,000, and in which a related-person has a direct or indirect material interest. A related-person transaction does not include:

•	The payment of compensation by us to our executive officers, directors or nominees for director

•	A transaction if the interest of the related-person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro-rata basis

•
A transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority

•	A transaction that involves services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services
Furthermore, a related-person is not deemed to have a material interest in a transaction if the person’s interest arises only:

•	From the person’s position as a director of another party to the transaction

•	From the ownership by such person and all other related-persons, in the aggregate, of less than a 10% equity interest in another entity (other than a partnership) that is a party to the transaction

•
From such person’s position as a limited partner in a partnership and all other related-persons have an interest of less than 10% of, and the person is not a general partner of or holds another position in, the partnership

•	From both such director position and ownership interest
Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee certain information regarding related-person transactions for review, approval or ratification by the committee. If possible, such disclosure to the committee should occur before the related-person transaction occurs. In any event, disclosure is required as soon as practicable after the transaction is effected or as soon as practicable after the executive officer, director or nominee for director becomes aware of the related-person transaction.
The Nominating and Governance Committee’s decision whether to approve or ratify the related-person transaction is made based on whether the transaction is contrary to the best interests of our Company. The committee may take into account the effect of a director’s related-person transaction on such person’s status as an independent member of our Board of Directors and eligibility to serve on board committees under SEC and NYSE rules.
We had no related-person transactions in 2016, and no related-person transactions are currently proposed.
g.    Risk Oversight
Our Corporate Governance Principles provide that the Board of Directors is responsible for overseeing and understanding our vision and mission, strategic plan, overall corporate risk profile, risk parameters, and annual operating plan for monitoring whether these plans are being implemented effectively. The Board of Directors annually reviews management’s broad-based risk assessment. In 2016, this assessment identified key risks through discussions with senior management and other key personnel. The methodology of the risk assessment identifies key themes and trends, quantifies our key risks, and develops mitigation plans and strategies. This assessment provides the platform to develop appropriate audit plans and to ensure resources are devoted to areas having the highest risk. The Audit Committee discusses our policies with respect to risk assessment and risk management, our financial risk exposures, and the steps we have taken to monitor and control such exposures. The Safety, Environmental, Policy and Operations Committee also reviews and assesses risk in relation to our operations. The Board of Directors relies on the Compensation and Personnel Committee to address potential risks arising from our general compensation programs and policies for all employees. The Compensation and Personnel Committee conducted an assessment of these policies and practices in 2016 to determine whether any such risks were reasonably likely to have a material adverse effect on the Company. These results are described in further detail under “Compensation and Personnel Committee Risk Assessment” in the Compensation Discussion and Analysis.

ALLIANT ENERGY | 2017 Proxy Statement | 9

CORPORATE GOVERNANCE

h.    Communication with Directors
Shareowners and other interested parties may communicate with the full Board of Directors, non-management directors as a group, or individual directors (including the Lead Independent Director) by providing such communication in writing to our Corporate Secretary who will post such communication directly to our Board of Directors’ confidential web portal.
i.     Board of Directors Leadership Structure
Our Bylaws and our Corporate Governance Principles provide that the Board of Directors is responsible for selecting a Chairman of the Board of Directors and a Chief Executive Officer (“CEO”). Our Corporate Governance Principles also provide that the Board of Directors has the flexibility to decide whether it is best for our Company that the two positions be filled by the same individual. If the Chairman is not an independent director, the Chairman of the Nominating and Governance Committee will be designated the Lead Independent Director. The Board of Directors has determined that the positions of Chairman of the Board of Directors and CEO should be held by one individual with the use of a Lead Independent Director. In choosing to combine the roles of Chairman and CEO, the Board of Directors has expressed its belief that our management, through the Chairman and CEO, should have the primary accountability and the responsibility to act as the spokesperson for us. The Board of Directors believes that maintaining the positions of Chairman and CEO in a single individual promotes a consistent and accurate message to our investors, employees, customers, and other constituencies.
j.    Lead Independent Director
As the Chairman of the Nominating and Governance Committee, Mr. Oestreich is currently designated as the Lead Independent Director. The Lead Independent Director is recognized by management and the Board of Directors as a key position of leadership within the Board of Directors. Our Corporate Governance Principles provide that the Lead Independent Director will preside at regular executive sessions of the Board of Directors, without management participation, though our Corporate Governance Principles do not grant the Lead Independent Director any special authority over management. Our Lead Independent Director’s role also encompasses additional board governance responsibilities.

Lead Independent Director Roles
• Communicating applicable information from executive session deliberations to the Chairman and CEO
• Reviewing with the Chairman and CEO items of importance for consideration by the Board of Directors
• Acting as principal liaison between the independent directors and the Chairman and CEO on sensitive issues
• Discussing with the Chairman and CEO important issues to assess and evaluate views of the Board of Directors
• Consulting with any or all of our independent directors, at the discretion of either party and with or without the attendance of the Chairman and CEO
• In conjunction with the Nominating and Governance Committee, recommending to the Chairman the membership of the various board committees and selection of the board committee chairs
• In conjunction with the Nominating and Governance Committee, interviewing all director candidates and making recommendations to the Board of Directors on director nominees
• Mentoring and counseling new members of the Board of Directors to assist them in becoming active and effective directors
• In conjunction with the Nominating and Governance Committee and the Compensation and Personnel Committee, reviewing and approving the philosophy of, and program for, compensation of the independent directors

• Evaluating, along with the other members of the Board of Directors, the CEO’s performance and meeting with the CEO to discuss the Board of Directors’ evaluation
We believe that the use of a Lead Independent Director has been effective for us and has greatly facilitated communication of important issues between the Board of Directors and the CEO.
k.     Executive Sessions
The independent directors meet in executive session with no member of our management present at every regular meeting of the Board of Directors.
l.     Rights Plan
The Alliant Energy Corporation Shareowner Rights Plan (sometimes called a “poison pill”) is set to expire on December 11, 2018. The board currently has no intention to redeem the Shareowner Rights Plan and plans to allow it to naturally expire at the end of the term.

10 | ALLIANT ENERGY | 2017 Proxy Statement

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five standing committees: (1) Audit; (2) Compensation and Personnel; (3) Nominating and Governance; (4) Safety, Environmental, Policy and Operations; and (5) Executive. The Board of Directors has adopted formal written charters for each of the standing committees, which are available on our website at
www.alliantenergy.com/investors under the “Corporate Governance” link. Directors serve on the following committees:

	Audit	Compensation and Personnel	Nominating and Governance	Safety, Environmental, Policy and Operations	Executive
Patrick E. Allen	C			✓	✓
Michael L. Bennett	✓		✓
Deborah B. Dunie		✓		✓
Darryl B. Hazel		✓		C	✓
Patricia L. Kampling					C*
Singleton B. McAllister		✓	✓
Thomas F. O’Toole	✓			✓
Dean C. Oestreich	✓		C		✓
Carol P. Sanders		C	✓		✓
Susan D. Whiting		✓		✓
C = Committee Chairman        C* = Non-Voting Committee Chairman    ✓= Member

The following is a description of each committee. The committees of the Board of Directors of IPL and WPL, including the composition and independence of the committees, are identical to the committees of the Company’s Board of Directors. The term “joint meetings” in the following descriptions refer to meetings of the Company, IPL and WPL. Except as otherwise noted, all meetings were held jointly.

ALLIANT ENERGY | 2017 Proxy Statement | 11

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

1. Audit Committee
Members	Patrick E. Allen, Chair Michael L. Bennett Thomas F. O’Toole Dean C. Oestreich
Independence and Financial Expertise
All members are independent as required by the NYSE Corporate Governance Listing Standards and applicable SEC rules.
The Board of Directors has determined that Mr. Allen, Mr. Bennett, and Mr. Oestreich are audit committee financial experts and that all members are financially literate within the meaning of the NYSE Corporate Governance Listing Standards.

Meetings	The committee held five meetings in 2016.
Charter	The committee charter is available on our website at www.alliantenergy.com/investors under the “Corporate Governance” link.
Responsibilities	The primary responsibilities of the Audit Committee are:
•
Engaging and overseeing the Company’s independent auditors (taking into account the vote on shareowner ratification), considering the qualifications and performance of the independent auditors, periodically reviewing and evaluating the lead audit partner of the independent auditors and periodically considering whether there should be rotation of the independent auditors

	•	Pre-approving all audit engagement services and permitted non-audit services to be performed by the independent auditors
•
Reporting to the Board of Directors on the quality and integrity of the Company’s financial statements and its related internal controls over financial reporting, and reviewing with management and the independent auditors (1) the Company’s annual and quarterly financial statements and other financial disclosures, including earnings press releases and earnings guidance; and (2) major issues as to the adequacy of the Company’s internal control over financial reporting

	•	Reviewing with the independent auditors and the Company’s internal auditors the overall scope and plans for their respective audits
	•	Preparing the Report of the Audit Committee for inclusion in the Company’s proxy statement
•
Reviewing and assessing the guidelines and policies governing the Company’s risk management processes, the Company’s major financial risk exposures and actions taken to monitor and control such risk exposures

	•	Reviewing the status of the Company’s compliance with laws, regulations, and internal procedures and monitoring contingent liabilities and risks that may be material to the Company
•
Establishing procedures for the Company to receive, retain and respond to the confidential, anonymous submission by employees of concerns regarding accounting and auditing matters or other federal securities law matters

12 | ALLIANT ENERGY | 2017 Proxy Statement

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

2. Compensation and Personnel Committee
Members	Carol P. Sanders, Chair Deborah B. Dunie Darryl B. Hazel Singleton B. McAllister Susan D. Whiting
Independence	All members are independent as required by the NYSE Corporate Governance Listing Standards and applicable SEC rules.
Meetings	The committee held eight meetings in 2016.
Charter	The committee charter is available on our website at www.alliantenergy.com/investors under the “Corporate Governance” link.
Responsibilities	The primary responsibilities of the Compensation and Personnel Committee are:
	•	Overseeing compensation philosophy and policies relating to compensation of the Company’s executives
	•	Setting corporate goals and objectives relevant to CEO and executive compensation and evaluating the CEO’s performance compared to those goals
	•	Determining and approving the CEO’s compensation and benefits based on the CEO’s performance
	•	Reviewing the recommendations of the CEO with regard to the compensation of the other executive officers and approving such compensation
	•	Reviewing and approving stock ownership guidelines
	•	Reviewing the Compensation Discussion and Analysis and producing a Compensation and Personnel Committee Report for inclusion in the Company’s proxy statement
	•	Evaluating its relationship with any compensation consultant for any conflicts of interest and assessing the independence of any legal, compensation or other external advisors
	•	Overseeing the design of all employee benefit plans and programs of the Company, its subsidiaries and divisions
	•	Evaluating and recommending to the Nominating and Governance Committee the compensation of directors

Additional information on the roles and responsibilities of the Compensation and Personnel Committee is provided in the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement.

Compensation Advisor
The Compensation and Personnel Committee has engaged Pay Governance LLC as its independent external advisor to analyze the competitive level of executive compensation and provide information regarding executive compensation trends. The committee reviewed its relationship with Pay Governance, considered Pay Governance’s independence and the existence of potential conflicts of interest, and determined that the engagement of Pay Governance did not raise any conflict of interest or other issues that would adversely impact Pay Governance’s independence. In reaching this conclusion, the committee considered various factors, including:

•	Whether Pay Governance and its advisors provide other services to us

•	The amount of fees we pay to Pay Governance as a percentage of Pay Governance’s total revenues

•	The policies and procedures that Pay Governance has implemented to prevent conflicts of interest

•	Any business or personal relationship of an individual Pay Governance advisor working with us or with a member of the committee

•	Any of our stock owned by the individual Pay Governance advisor working with us

•	Any business or personal relationships between our executive officers and Pay Governance or the Pay Governance advisor working with us

ALLIANT ENERGY | 2017 Proxy Statement | 13

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Delegation
The Compensation and Personnel Committee has delegated to the Total Compensation Committee various design and administrative responsibilities associated with our compensation and benefit plans for non-executive salaried and hourly employees. The Total Compensation Committee is a management committee comprised of at least four vice presidents of the Company. In addition, the Compensation and Personnel Committee has delegated to the Investment Committee various responsibilities regarding managing investment assets of our benefit and compensation plans and programs. The Investment Committee is comprised of at least three, but no more than six, members including at least two officers of the Company who are generally knowledgeable in investment and financial matters.
Compensation and Personnel Committee Interlocks and Insider Participation
No person who served as a member of the Compensation and Personnel Committee during 2016 (a) served as one of our officers or employees or (b) has any relationship requiring disclosure as a related-person transaction under Item 404 of the SEC’s Regulation S-K. None of our executive officers serve as a member of the Board of Directors or compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or our Compensation and Personnel Committee.

3. Nominating and Governance Committee
Members	Dean C. Oestreich, Chair Michael L. Bennett Singleton B. McAllister Carol P. Sanders
Independence	All members are independent as required by the NYSE Corporate Governance Listing Standards and applicable SEC rules.
Meetings	The committee held five meetings in 2016.
Charter	The committee charter is available on our website at www.alliantenergy.com/investors under the “Corporate Governance” link.
Responsibilities	The primary responsibilities of the Nominating and Governance Committee are:
•
Developing criteria and qualifications, including independence standards, for selecting director candidates and identifying qualified candidates for membership on the Board of Directors and board committees

	•	Making recommendations to the board concerning the composition, size, structure and activities of the Board of Directors and board committees
	•	Assessing and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors and board committees
	•	Ensuring that directors receive continuing director education
	•	Reviewing and determining whether to approve or ratify any related-person transactions
	•	Reviewing and reporting to the Board of Directors with respect to director compensation and benefits
	•	Developing and recommending to the Board of Directors corporate governance principles and other corporate governance policies and practices
	•	Overseeing the evaluation of management and development of succession plans for the Company’s CEO
The Nominating and Governance Committee is responsible for evaluating nominees for director and director candidates. The committee has criteria to ensure that the specific skills, qualifications and experiences necessary to the effectiveness of the Board of Directors are fully represented on the board. Each time an opening occurs on the board, the committee considers these skills, qualifications and experiences, which are listed on page 1, and seeks a board candidate who supplements the skills, qualifications and experiences of current board members.

14 | ALLIANT ENERGY | 2017 Proxy Statement

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

In fulfilling its responsibility to identify qualified candidates for membership on the Board of Directors, the Nominating and Governance Committee also considers, among other factors, the following attributes of candidates:

•	Highest personal and professional ethics, integrity and values

•
Highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest

•	Ability to exercise sound business judgment

•	Independence from any particular constituency, able to represent all of our shareowners and commitment to enhancing long-term shareowner value

•	Relevant expertise and experience, and the ability to offer advice and guidance to the CEO based on that expertise and experience

•	Sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business
The Nominating and Governance Committee maintains a file of potential director nominees, which is reviewed when we search for a new director. The committee has also engaged a national consulting firm to perform searches for director candidates who meet the current needs of the board. When a consulting firm is retained to assist in the search process for a director, a fee is paid to that firm.
The Nominating and Governance Committee will consider recommendations for director nominees made by shareowners and evaluate them using the same criteria as for other candidates. Recommendations received from shareowners are reviewed by the Chair of the committee to determine whether each candidate meets the minimum membership criteria set forth in the Corporate Governance Guidelines and, if so, whether the recommended candidate’s expertise and particular set of skills and background fit the current needs of the Board of Directors. Any shareowner recommendation must be sent to the Corporate Secretary of Alliant Energy at 4902 North Biltmore Lane, Madison, Wisconsin 53718 and must include biographical information. Shareowners wishing to nominate director candidates directly for consideration by shareowners must write to our Corporate Secretary in a timely manner as specified in our Bylaws.
Board of Directors Diversity
Diversity is a component of our core value of respect. We strive to create a workplace in which people of diverse backgrounds, talents and perspectives support our mission. The Nominating and Governance Committee seeks a Board of Directors with diverse opinions, perspectives and backgrounds. We believe we have been effective in assembling a diverse body of individuals as measured by the criteria of age, gender, ethnicity and skills,qualifications and experience specified in our Corporate Governance Principles as shown in the charts above. Sixty percent of our directors are women or ethnically diverse individuals.

4. Safety, Environmental, Policy and Operations Committee
Members	Darryl B. Hazel, Chair Patrick E. Allen Deborah B. Dunie Thomas F. O’Toole Susan D. Whiting
Independence	All members are independent as defined by the NYSE Corporate Governance Listing Standards.
Meetings	The committee held five meetings in 2016.
Charter	The committee charter is available on our website at www.alliantenergy.com/investors under the “Corporate Governance” link.
Responsibilities	The primary responsibilities of the Safety, Environmental, Policy and Operations Committee are:
• Reviewing and overseeing environmental policy and planning issues
• Reviewing and overseeing safety issues and policies
• Reviewing and monitoring regulatory matters and public policy issues of significance to the Company
• Reviewing and monitoring issues of strategic importance related to the Company’s operations

ALLIANT ENERGY | 2017 Proxy Statement | 15

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

5. Executive Committee
Members	Patricia L. Kampling, Chair (non-voting) Patrick E. Allen Darryl B. Hazel Dean C. Oestreich Carol P. Sanders
Independence	All members except Ms. Kampling are independent as defined by the NYSE Corporate Governance Listing Standards.
Meetings	The committee held no meetings in 2016.
Charter	The committee charter is available on our website at www.alliantenergy.com/investors under the “Corporate Governance” link.
Responsibilities	The Executive Committee possesses all the power and authority of the Board of Directors when the board is not in session.

16 | ALLIANT ENERGY | 2017 Proxy Statement

DIRECTOR COMPENSATION

2016 DIRECTOR COMPENSATION
The following table summarizes the compensation paid to, or earned by, our non-employee directors during 2016.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Patrick E. Allen	$215,000	$0	$6,500	$221,500
Michael L. Bennett	$203,500	$0	$22,462	$225,962
Deborah B. Dunie	$200,000	$0	$0	$200,000
Darryl B. Hazel	$210,000	$0	$10,000	$220,000
Singleton B. McAllister	$200,000	$474	$0	$200,474
Thomas F. O'Toole	$203,500	$0	$0	$204,593
Dean C. Oestreich	$233,500	$6,019	$0	$239,519
Carol P. Sanders	$212,500	$128	$0	$212,628
Susan D. Whiting	$200,000	$0	$0	$200,000

(1)
Directors who also are employees at the time of service, such as Ms. Kampling, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Ms. Kampling for 2016 is shown in the Summary Compensation Table.

(2)
The amounts shown in this column include the following aggregate dollar amounts deferred and the corresponding number of shares of common stock credited in our Alliant Energy Deferred Compensation Plan Stock Account by each of the following directors:

Name	Aggregate Dollar Amounts Deferred	Number of Shares of Common Stock Credited
Patrick E. Allen	$107,500	3,003
Michael L. Bennett	$100,000	2,794
Thomas F. O’Toole	$100,000	2,794
Dean C. Oestreich	$116,750	3,262
Carol P. Sanders	$85,000	2,375
Susan D. Whiting	$60,000	1,676

(3)	The amounts shown in this column represent above market interest on non-qualified deferred compensation.

(4)
For Mr. Bennett, the amounts in this column include $12,462 attributable to director charitable award premiums under our Directors’ Charitable Award Program. Ms. McAllister also participates in this program, but no additional premiums are necessary to fund her participation, and accordingly no amount is shown for her participation. The other amounts in this column include payments made to charities through the Alliant Energy matching gift program. Infrequently, spouses and guests of directors accompany the directors on a corporate aircraft when the aircraft is already going to a specific destination for a business purpose at no aggregate incremental cost to the Company.

a.    Retainer Fees
In 2016, all non-employee directors, each of whom served on the Boards of Directors of the Company, IPL and WPL, received an annual retainer for service on all boards, payable quarterly in advance. The following table describes the annual retainer received for service in 2016 and the annual retainer that will be received for service in 2017, as well as other fees for director services. Fees for 2016 and 2017 were based on a review of market-based compensation for non-employee directors presented by the Compensation and Personnel Committee’s independent consultant.

Year	Annual Retainer for Service on All Boards	Lead Independent Director	Chairman of the Audit Committee	Chairman of the Compensation and Personnel Committee	Chairman of the Nominating and Governance Committee	Chairman of the Safety, Environmental, Policy and Operations Committee	Other Audit Committee Members
2016	$200,000	$20,000	$15,000	$12,500	$10,000	$10,000	$3,500
2017	$220,000	$25,000	$20,000	$15,000	$12,500	$12,500	$5,000

ALLIANT ENERGY | 2017 Proxy Statement | 17

DIRECTOR COMPENSATION

b.    Meeting Fees
In 2016, directors did not receive any additional compensation for attendance at board or committee meetings. The same will apply for 2017.
c.    Expense Reimbursements
Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. We also extend coverage to directors under our Directors’ and Officers’ Indemnity Insurance Policies.
d.    Receipt of Fees in Stock
For fees paid in 2016, each director was encouraged to voluntarily elect to use a portion of his or her cash retainer to purchase shares of our common stock pursuant to our Shareowner Direct Plan, or to defer such amount through the Company Stock Account in the Alliant Energy Deferred Compensation Plan. The same applies to 2017 compensation. A non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director be paid, all or any portion of his or her annual cash retainer payment or other cash fees in the form of shares of common stock issued under our Amended and Restated 2010 Omnibus Incentive Plan.
e.    Share Ownership Guidelines
Directors are required to be shareowners. The target share ownership level for non-management directors is the number of shares equal to the value of two times the full annual retainer. Directors have five years after joining the Board of Directors to attain the ownership guideline. Shares held by directors in the Shareowner Direct Plan and the Alliant Energy Deferred Compensation Plan are included in the target goal. As of December 31, 2016, all non-management directors had met the target ownership level, with the exception of Ms. Dunie and Mr. O’Toole who became directors in 2015. We continue to monitor the status of the target ownership levels and review them with the Board of Directors.
f.    Alliant Energy Deferred Compensation Plan
Under the Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee to an Interest Account, Equity Account, Company Stock Account or Mutual Fund Account. Deferrals credited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50%. Deferrals credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals credited to the Mutual Fund Account are treated as invested in a mutual fund or other investment vehicle offered under our Alliant Energy Corporation 401(k) Savings Plan as made available by our Investment Committee and selected by the director. Deferrals credited to the Company Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested in our common stock. Payments from our Alliant Energy Deferred Compensation Plan by reason of death or disability may be made in a lump sum or in annual installments for up to 10 years at the election of the director. Payments from our Alliant Energy Deferred Compensation Plan for any reason other than death or retirement are made in a lump sum.
g.    Directors’ Charitable Award Program
We maintain a Directors’ Charitable Award Program in which certain of our directors participate. The Board of Directors has terminated this program for all directors who joined the board after January 1, 2005. The participants in this program currently are Mr. Bennett and Ms. McAllister. The purpose of the program is to recognize our directors’ interest in supporting worthy charitable institutions. Under the program, when a director dies, we will donate a total of $500,000 to up to five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the program. We take all deductions for charitable contributions and we fund the donations through life insurance policies on the directors. Over the life of the program, all costs of donations and premiums on the life insurance policies, including a return of our cost of funds, will be recovered through life insurance proceeds on the directors. The program, over its life, will not result in any material cost to us. The cost of the program to us for the individual directors participating in 2016 is included in the “2016 Director Compensation” table above.
h.    Alliant Energy Matching Gift Program
Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100% of charitable donations over $50 to eligible charities. In 2016, the amount of matching contributions was capped at $10,000 per year for each director.

18 | ALLIANT ENERGY | 2017 Proxy Statement

OWNERSHIP OF VOTING SECURITIES

OWNERSHIP OF VOTING SECURITIES
Listed below are the number of shares of our common stock beneficially owned as of March 1, 2017 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors, and (3) all director nominees, directors and executive officers as a group. No individual director or executive officer owned more than 1% of the outstanding shares of common stock on that date. The directors and executive officers as a group owned less than 1% of the outstanding shares of common stock on that date. No director or executive officer owns any other equity of Alliant Energy Corporation or any of its subsidiaries. None of the shares held by the executive officers and directors are pledged.

Name of Beneficial Owner	Shares Beneficially Owned(1)
EXECUTIVE OFFICERS
Patricia L. Kampling	218,945
Robert J. Durian	11,999
James H. Gallegos	43,594
John O. Larsen	43,277
Wayne A. Reschke	31,792
Thomas L. Hanson	70,795
DIRECTOR NOMINEES
Patrick E. Allen	18,576
Singleton B. McAllister	32,622
Susan D. Whiting	17,145
DIRECTORS
Michael L. Bennett	90,072
Deborah B. Dunie	7,350
Darryl B. Hazel	25,874
Thomas F. O’Toole	3,076
Dean C. Oestreich	62,672
Carol P. Sanders	53,864
All Executive Officers and Directors as a Group (17 people)	754,591

(1)
Total shares of Company common stock outstanding as of March 1, 2017 were 227,806,099. Executive officers and directors own fractional shares of common stock. Fractional shares have been rounded to the nearest whole share in this table and in this footnote. Included in the beneficially owned shares shown are the following number of shares of common stock held in deferred compensation plans: Mr. Allen — 15,127, Mr. Bennett — 88,911, Mr. Hazel — 24,259, Ms. Kampling — 3,888, Ms. McAllister — 19,224, Mr. O’Toole — 2,876, Mr. Oestreich — 60,672, Ms. Sanders — 53,864, Ms. Whiting — 11,545, Mr. Gallegos — 990, Mr. Larsen — 16,249, and Mr. Hanson — 9,943 (all executive officers and directors as a group — 308,830).

ALLIANT ENERGY | 2017 Proxy Statement | 19

OWNERSHIP OF VOTING SECURITIES

The following table sets forth information regarding beneficial ownership by the only owners known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners, as of the date provided below.

Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (dated as of March 10, 2017)	384,372	94,246	22,439,194	451,056	22,890,250	10.05%
BlackRock Inc. 55 East 52nd Street New York, NY 10055 (dated as of January 18, 2017)	18,693,047	0	20,757,445	0	20,757,445	9.10%
State Street Corporation One Lincoln Street Boston, MA 02111 (dated as of February 6, 2017)	0	12,054,898	0	12,054,898	12,054,898	5.30%
We own all of the outstanding common stock of IPL and WPL. None of our directors or officers owned any shares of preferred stock of IPL during 2016, and we are not aware of any person who beneficially owns more than 5% of IPL’s preferred stock.

20 | ALLIANT ENERGY | 2017 Proxy Statement

OWNERSHIP OF VOTING SECURITIES

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires a company’s directors, certain officers and persons who own more than 10% of a registered class of a company’s equity securities to file reports of ownership and changes in ownership of such equity securities with the SEC and furnish copies of those reports to such company. As a matter of practice, the Company’s Legal Department assists the Company’s directors and executive officers and subsidiary directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company and its subsidiaries satisfied the filing requirements in 2016.

ALLIANT ENERGY | 2017 Proxy Statement | 21

COMPENSATION DISCUSSION AND ANALYSIS

Alliant Energy

Executive Compensation

SNAPSHOT

Base salary
20%
CEO target pay mix
Long-term
59%
21%
Short-term

Variable incentive pay: 80%

Customer Satisfaction
10%
Reliability
10%
Annual performance pay
EPS
60%
10%
Environmental
5%
Safety
5%
Diversity

Base salary
37%
Other NEO target pay mix
Long-term
40%
23%
Short-term

Variable incentive pay: 63%

Performance Shares
35%
Long-term incentives
35%
Performance Restricted Stock Units
30%
Restricted Stock Units

Key Compensation Governance and Pay Practices

22 | ALLIANT ENERGY | 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

I. INTRODUCTION
Our strategic plan focuses on creating customer growth and value across IPL’s and WPL’s service territories. Customers have evolving expectations and access to increasingly competitive alternatives for energy. As a result, providing customized energy solutions while aggressively managing customer prices remains at the center of our strategic plan. Successful implementation of our strategic plan will result in increased earnings for us while limiting cost increases for our customers. The strategic plan is built upon two key elements: Growth and Optimization.
Our executive compensation program is designed to promote our strategic plan. It does so by providing market-based pay and rewarding achievement of our strategic plan. The principles and components of our compensation program are regularly reviewed by our Compensation and Personnel Committee, our Chief Executive Officer and the compensation consultant to ensure that they meet the objectives of the program.

Our named executive officers (“NEOs”) for 2016 are:
1.	Patricia L. Kampling: Chairman of the Board of Directors; President and Chief Executive Officer; Chairman and Chief Executive Officer of IPL and WPL
2.	Robert J. Durian: Vice President, Chief Financial Officer and Treasurer
3.	James H. Gallegos: Senior Vice President, General Counsel and Corporate Secretary
4.	John O. Larsen: Senior Vice President; President of WPL
5.	Wayne A. Reschke: Senior Vice President
6.	Thomas L. Hanson: Former Senior Vice President and Chief Financial Officer
Mr. Hanson was Senior Vice President and Chief Financial Officer until December 1, 2016, when Mr. Durian became Vice President, Chief Financial Officer and Treasurer. Mr. Hanson was Senior Vice President until December 31, 2016.
II. HOW WE PERFORMED
a.    2016 Highlights
Highlights of our 2016 performance include the following:

•	Adjusted earnings per share (“EPS”) from continuing operations of $1.89

•	Dividend of $1.175 per common share

•	Total shareowner return of 63% for last three years

•	Long-term emissions reduction of 95.8%

•	Reliability rating of 111.6% of target

ALLIANT ENERGY | 2017 Proxy Statement | 23

COMPENSATION DISCUSSION AND ANALYSIS

b.    Pay for Performance Alignment
Our performance pay programs are designed to reflect company performance. The following table shows the relationship between financial performance goals and executive incentive payouts over the past three years:

Year	Adjusted EPS from Continuing Operations(1)	Target Adjusted EPS from Continuing Operations	Annual Performance Payout as % of Target	Relative Total Shareowner Return (Three Years)(2)	Performance Share Payout as % of Target(3)	Performance- Contingent Restricted Stock Vesting(3)
2014	$1.68	$1.65	113%	77th percentile	167.5%	Yes(4)
2015	$1.78	$1.80	103%	76th percentile	165.0%	No
2016	$1.89	$1.88	107%	69th percentile	147.5%	Yes(4)

(1)
Adjusted EPS in 2014 refers to earnings from our utilities and service company. Adjusted EPS in 2015 refers to consolidated earnings from continuing operations. 2016 GAAP EPS from consolidated earnings from continuing operations was $1.65. Non-GAAP EPS excluded adjustments of ($0.23) for asset valuation charges related to the Franklin County wind farm and ($0.01) for transmission subsidiary return on equity reserves. All Alliant Energy share information and per share amounts have been adjusted to reflect a two-for-one common stock split distributed in May 2016.

(2)	Total shareowner return as compared to the Edison Electric Institute Stock Index.

(3)
Performance shares and performance-contingent restricted stock became payable or vested, as applicable, for achievement of performance goals with respect to the year indicated in the table. Performance shares vest based on relative total shareowner return over a three-year period and performance-contingent restricted stock vests based on achievement of consolidated net income from continuing operations.

(4)
At the end of 2014, grants of 2013 performance-contingent restricted stock vested based on achievement of consolidated net income from continuing operations. At the end of 2016, grants of 2014 performance-contingent restricted stock vested based on achievement of consolidated net income from continuing operations.

III. HOW WE DETERMINE EXECUTIVE COMPENSATION
We established the following objectives for the executive compensation program:

•	Reward Strong Performance: motivate and reward executives to contribute to the achievement of our business objectives by aligning pay and performance through variable at-risk compensation

•
Align Executives’ and Shareowners’ Interests: align executive officers’ interests with those of our shareowners by delivering a significant proportion of total compensation through equity, tying a portion of our long-term performance pay directly to total shareowner return, and requiring executives to own company stock

•	Maintain Competitive Positioning: attract and retain the best possible personnel through competitive compensation that is comparable to that of similar companies
In order to achieve these objectives, we follow these compensation practices:

•
Performance-Based At-Risk Compensation: a substantial portion of our executive officers’ compensation should be based on achievement of performance goals, with long-term equity-based awards delivering a majority of the performance-based pay

•	Equity Ownership: executive officers should have significant holdings of our common stock

•
Minimized Systemic Risk-Taking: compensation programs should be developed to properly mitigate unintended risk-taking, including providing a mix of long-term and short-term compensation and using multiple performance criteria to determine awards

•	Market Compensation: total aggregate compensation levels are reviewed against market compensation levels, which helps to ensure that we provide a competitive pay opportunity

•
Access to Retirement Programs: executive officers should have access to retirement plans commonly in use among comparable companies, including deferred compensation plans, certain non-qualified retirement plans and 401(k) savings plans

The Compensation and Personnel Committee reconsiders these objectives and practices in its regular reviews of the executive compensation program.

24 | ALLIANT ENERGY | 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

IV. HOW WE PAY NAMED EXECUTIVE OFFICERS
Our components of executive compensation are:

Component	Description	Objective within Compensation Program
Base Salary	Fixed compensation, subject to annual review and increased or decreased in response to changes in responsibility, performance, strategic importance, length of service or competitive practice	•	Provides base compensation at a level consistent with competitive practices
		•	Reflects roles, responsibilities, skills, experience and performance
		•	Adheres to competitive market practices
Short-Term (Annual) Performance Compensation	Annual cash performance pay based on achievement of objective Company financial and operational performance measures	•	Motivates and rewards achievement of annual Company goals
		•	Aligns management and key stakeholder interests by linking pay and performance
		•	Promotes achievement of strategic plan by linking pay to achievement of strategic goals
Long-Term (Equity) Performance Compensation	Performance-based awards payable if performance goals are achieved during a sustained period	•	Motivates and rewards financial performance over a sustained period
		•	Aligns management and shareowner interests by encouraging management ownership
		•	Enhances retention of management personnel
		•	Rewards strong total shareowner return and earnings growth
		•	Links pay to performance relative to peers
Long-Term (Equity) Service-Based Compensation	Time-vesting awards payable after three years, subject to continuous employment	•	Enhances retention of management personnel
		•	Aligns management and shareowner interests by encouraging management ownership
Retirement and Other Benefits	Tax-qualified, deferred compensation and other benefits	•	Provides for current and future needs of the executives and their families
		•	Enhances recruitment and retention
		•	Adheres to competitive market practices
Post-Termination Compensation	Key Executive Employment and Severance Agreements (KEESAs) and Executive Severance Plan: contingent amounts payable only if employment is terminated under certain conditions	•	Enhances retention of management personnel by providing employment continuity
		•	Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure

ALLIANT ENERGY | 2017 Proxy Statement | 25

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation components are weighted toward incentive-based compensation, as shown below:

CEO Target Pay Mix Performance-Based Pay: 80%	Other NEO Target Pay Mix Performance-Based Pay: 63%

a.    Base Salary
The Compensation and Personnel Committee annually reviews and adjusts salaries based on changes in the market, responsibilities and performance against job expectations, strategic importance, and experience and tenure. The Company is not contractually bound by employment or other agreements to pay particular levels of base salary to our executive officers, thereby affording flexibility in those determinations.
The following table sets forth the base salaries of each named executive officer as of the end of the 2016 and, if applicable, 2015 calendar years, as well as the percentage change from the prior year.

Named Executive Officer	2016 Base Salary	2015 Base Salary	Percentage Increase
Patricia L. Kampling	$945,000	$900,000	5.0%
Robert J. Durian	$360,000	—	—
James H. Gallegos	$425,000	$400,000	6.3%
John O. Larsen	$375,000	$360,000	4.2%
Wayne A. Reschke	$365,000	—	—
Thomas L. Hanson	$475,000	$450,000	5.6%
All base salary increases shown above reflect efforts to bring total targeted compensation in line with market. Mr. Durian and Mr. Reschke were promoted in 2016 and became named executive officers as a result. Their 2016 annual base salaries shown above reflect their salaries upon their promotions.
b.    Short-Term (Annual) Performance Pay
Executive officers participate in the Executive Performance Pay (“EXPP”) Plan. The EXPP Plan is our annual performance pay plan that provides the opportunity for annual cash payments tied directly to the achievement of key financial and operational goals. The Compensation and Personnel Committee adopted the EXPP Plan in 2016 as the successor to the Management Performance Pay Plan. The committee sets company and individual goals based on our strategic plan.
Annual incentive payouts to our executive officers are based on achievement of these goals. In 2016, in order to preserve flexibility to structure the annual cash awards to certain officers who may be subject to the compensation deduction limits under Section 162(m) of the tax code, the Compensation and Personnel Committee approved annual cash awards with a performance goal and maximum award opportunity based on net income. The net income performance goal is used to determine the deductibility of the annual cash incentive awards to certain officers under Section 162(m) of the tax code. The committee intends that payouts based on the net income performance goal will be reduced to align with the performance results under the EXPP Plan.

26 | ALLIANT ENERGY | 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The company goals for 2016, and our performance compared to those goals are shown below.

Goal	Percentage of Performance Pool	Target	Actual	Percentage Payment Toward Performance Pool
Consolidated EPS from Continuing Operations (“EPS”)	60%	EPS: Threshold: $1.75 Target: $1.88 Maximum: $2.01	$1.89(1)	60%
Customer Satisfaction	10%	JD Power Customer Satisfaction Score: Threshold: 40th percentile Target: 50th percentile Maximum: 90th percentile	56th	11%
Environmental	10%	Annual Progress Towards Long-Term Emission Goal: Threshold: 84.0% Target: 89.0% Maximum: 93.0%	95.8%	15%
Reliability	10%	SAIDI/SAIFI Reliability Index: Threshold: 90% Target: 100% Maximum: 115%	111.6%	14%
Safety	5%	OSHA Recordable Incident Rate: Threshold: 2.61 Target: 2.38 Maximum: 2.02	2.35	5%
Diversity (each goal accounts for one-half of this performance goal, weighted at a total of 5%)	2.5%	People of Color: Threshold: 4.7% Target: 5.2% Maximum: 5.7%	5.1%	2%
	2.5%	Women: Threshold: 26.3% Target: 26.5% Maximum: 26.7%	25.3%	0%
TOTAL	100%			107%

(1)
2016 GAAP EPS from consolidated earnings from continuing operations was $1.65. Non-GAAP EPS excluded adjustments of ($0.23) for asset valuation charges related to the Franklin County wind farm and ($0.01) for transmission subsidiary return on equity reserves.

Company goals balance financial goals and operational goals to drive value for both our shareowners and customers.
Each performance goal is measured independently of other goals. Company performance was 107% as shown in the chart above. Maximum Company performance is 150% of target.
Individual performance goals are set to drive an individual’s contribution to our strategic business imperatives. The goals can be both qualitative and quantitative and can vary for each executive officer. The Compensation and Personnel Committee may use individual performance to modify the amount of a performance award earned by an executive officer. For 2016, the committee did not modify the awards of any named executive officer based on individual performance and all payouts to the named executive officers for 2016 were calculated based on achievement of the Company goals above.

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COMPENSATION DISCUSSION AND ANALYSIS

Payment under the EXPP Plan is calculated as follows:
Each target payout percentage under the EXPP Plan is set by the Compensation and Personnel Committee based on survey data, tenure in a position, strategic importance and individual responsibilities. Target payouts as a percentage of base salary for 2016 are set forth below. They are unchanged from 2015 with the exception of Mr. Larsen whose target payout percentage was increased for internal equity reasons, and Mr. Durian whose target payout percentage increased due to his new position.

Named Executive Officer	EXPP Plan Target Payout as a Percentage of 2016 Base Salary
Patricia L. Kampling	105%
Robert J. Durian	70%
James H. Gallegos	60%
John O. Larsen	55%
Wayne A. Reschke	55%
Thomas L. Hanson	70%
The EXPP Plan provides for the clawback of annual performance payments in the event that fraud, intentional misconduct or gross negligence leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of annual performance payments if the payments would have been lower based on the restated financial results. This policy will be refined as appropriate following the release of final regulations by the SEC governing clawback policies.
c.    Long-Term (Equity) Awards
We award long-term equity compensation to focus our executive officers on building shareowner value, to retain management personnel and to align management interests with shareowner interests over a sustained period. In 2016, we granted long-term awards under our Amended and Restated 2010 Omnibus Incentive Plan to named executive officers in three forms: performance restricted stock units, performance shares and restricted stock units. The long-term equity awards in 2016 consisted of 35% performance restricted stock units, 35% performance shares and 30% restricted stock units, at target. Performance restricted stock units reward absolute net income growth. Performance shares reward total shareowner return relative to our peer utility companies. These long-term equity awards are forfeited if threshold results are not achieved during the applicable performance period. Restricted stock units enhance retention of management personnel and align our executive officers’ long-term financial interests to the long-term financial interests of our shareowners. These long-term equity awards are forfeited if the executive officer voluntarily leaves the company or is terminated for cause during the time-vesting period. We do not issue stock options and no longer have any outstanding stock options. Below is a summary of certain terms of the 2016 long-term awards.

	Portion of Long-Term Target Award	Performance Metric	Payout Range as a Percentage of Target	Settlement
Performance Restricted Stock Units	35%	Net Income	0-200%	Shares
Performance Shares	35%	Relative Total Shareowner Return	0-200%	Shares, Cash or Combination
Restricted Stock Units	30%	Time-vesting	100%	Shares, Cash or Combination

28 | ALLIANT ENERGY | 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Target long-term equity values for 2016 are set forth below and are materially unchanged from 2015.

Named Executive Officer	2016 Targeted Long-Term Equity Grant Value as a Percentage of Base Salary
Patricia L. Kampling	300%
Robert J. Durian	70%
James H. Gallegos	125%
John O. Larsen	95%
Wayne A. Reschke	95%
Thomas L. Hanson	160%
The Compensation and Personnel Committee considers survey data, tenure in a position, strategic importance, individual responsibilities and the competitiveness of the total compensation package when setting the long-term performance pay target. The dollar value of the long-term equity awards are determined prior to the grant date, and we grant the number of shares necessary to approximate that dollar value based on the fair market value of our share price on the grant date.
1.    Performance Restricted Stock Units
Performance restricted stock units are intended to reward absolute long-term growth. Vesting of the performance restricted stock units is based on achieving compounded annual return over a three-year performance period as follows:

Three-Year Compounded Annual Growth of Consolidated Net Income from Continuing Operations	Percentage of Target Value Payout
7%	200%
6%	150%
5%	100%
4%	50%
Below 4%	0%
Vesting at target requires 5% compounded annual growth which is based on the successful and timely execution of our strategic plan. The target is calculated based on achieving a compounded annual growth rate of 5% for a two-year period over projected 2016 consolidated net income from continuing operations, excluding certain items as permitted by the Amended and Restated 2010 Omnibus Incentive Plan, such as charges for reorganizing and restructuring, discontinued operations, asset write-downs, gains or losses on the disposition of an asset or business, mergers, acquisitions or dispositions and unusual or non-recurring items of gain or loss, in each case, as identified in the Company's audited financial statements or periodic reports. Performance restricted stock units granted in 2016 will vest at target if our consolidated net income from continuing operations is $469.9 million. Performance restricted stock unit payouts are capped at 200% of the target payout. Performance restricted stock units are paid in company stock.
Any dividends earned on performance restricted stock units are reinvested, but are not payable to the participant until the performance target is met and vesting is completed.
Performance restricted stock units have double-trigger acceleration upon a change in control. Upon a change in control and a qualifying termination event, the awards vest at target and are paid at the end of the three-year performance period.
Performance restricted stock units were granted in 2016 in place of performance-contingent restricted stock awards that were previously granted.
Performance-contingent restricted stock granted in 2014 vested at the end of 2016 based on the achievement of the target for net income from continuing operations for the awards. Additional information about vesting of such restricted stock grants is provided below in the “Option Exercises and Stock Vested” table. Performance-contingent restricted stock awards granted in 2015 did not vest in 2016 based on company performance and remain outstanding. No performance-contingent restricted stock awards granted prior to 2014 remain outstanding.

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COMPENSATION DISCUSSION AND ANALYSIS

2.    Performance Shares
Performance shares are intended to reward company performance relative to our peers. Vesting of the performance shares is based on our relative total shareowner return over a three-year performance period as follows:

Three-Year Total Shareowner Return Relative To EEI Stock Index	Percentage of Target Value Payout
90th percentile or greater	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
45th percentile	75%
40th percentile	50%
Below 40th percentile	0%
The total shareowner return calculation represents the cumulative return for the three-year performance period reflecting price appreciation and reinvested dividend payments. Performance shares pay at target if our relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Compensation and Personnel Committee. The committee selected the Edison Electric Institute (“EEI”) Stock Index as the peer group for the 2016 grants of performance shares as in previous years. We believe the comparison to the EEI Stock Index appropriately assesses our performance relative to other publicly traded utilities. Performance share payouts are capped at 200% of the target payout.
Performance shares are paid in shares of our common stock, cash or a combination of our common stock and cash, at the executives’ discretion. If the named executive officer chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the stock value on a date chosen by the Compensation and Personnel Committee. The committee chooses this date in advance of issuing shares under the program, and it is typically a date prior to payment.
Any dividends earned on performance shares are reinvested, but are not payable to the participant until the performance target is met and vesting is completed.
Performance shares have double-trigger acceleration upon a change in control. Upon a change in control and a qualifying termination event, the awards vest at the performance level based on the Company’s performance as of the date immediately preceding the change in control date and are paid at the end of the three-year performance period.
The total shareowner return for the 2014 performance share grant (performance period ended on December 31, 2016), ranked at the 69th percentile relative to the peer group. As a result, our named executive officers earned 147.5% of the target award for the 2014-2016 performance period. Additional information about the performance share payouts for the 2014-2016 performance period is provided in the “2016 Option Exercises and Stock Vested” table.
3.    Restricted Stock Units
Restricted stock units are intended to align management interests with shareowner interests and retain management personnel. Restricted stock units are time-vesting awards for which restrictions lift after three years, subject to continuous employment. Restricted stock units are paid in shares of our common stock, cash or a combination of our common stock and cash, at the executives’ discretion. If the named executive officer chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the stock value on the last day of the vesting term of the restricted stock units.
Any dividends earned on restricted stock units are reinvested, but are not payable to the participant until vesting is completed.
Restricted stock units have double-trigger acceleration upon a change in control. Upon a change in control, the awards vest at the value based on the Company’s stock price as of the date immediately preceding the change in control date. The awards are paid at the end of the three-year vesting period provided the executive is still employed by the Company or had a qualified termination event.

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COMPENSATION DISCUSSION AND ANALYSIS

d.    Retirement and Other Benefits
We offer retirement and other benefit programs to our named executive officers that are consistent with those of our competitors. We provide these benefits to remain competitive with the general market for executive officers. These programs include a 401(k) savings plan, a deferred compensation plan, and various pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating our named executive officers by providing competitive retirement benefits and incentivizing the promotion of the Company’s and shareowners’ interests over a long time horizon. A brief description of the plans is set forth in the table below.

Benefit	Description
Alliant Energy Deferred Compensation Plan (“AEDCP”)(1)
Enables participants to defer up to 100% of base salary and annual performance pay on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust.

Alliant Energy Cash Balance Pension Plan(2)
Offers flexible payment options and steady growth of retirement funds. The Cash Balance Pension Plan was frozen for participants effective August 2, 2008. Employees hired after December 25, 2005 are not eligible to participate.

Alliant Energy Corporation 401(k) Savings Plan
Provides for a match of $0.50 on each dollar for the first 8% of compensation contributed to the 401(k) Savings Plan account by the participants up to the IRS maximum. In addition, we contribute a percentage of participants’ salaries to their 401(k) accounts. The amount of the Company contribution ranges from 4% to 6% of a participant’s salary, depending on the participant’s age and number of years of service at the Company.

Alliant Energy Excess Retirement Plan(2)
Provides the benefit that the participants would have earned under the Cash Balance Pension Plan and the Alliant Energy Corporation 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans and accruals earned on their deferrals into the AEDCP.

Alliant Energy Supplemental Retirement Plan (“SRP”)(2)
Generally provides retirement compensation in addition to the benefits provided by the Cash Balance Pension Plan and 401(k) Savings Plan, which are limited by the Internal Revenue Code of 1986 (which we refer to as the tax code), and the Alliant Energy Excess Retirement Plan. Generally payable only if the executive remains with us until retirement, disability or death. We do not anticipate providing SRP benefits to executives hired or promoted in 2013 or thereafter.

(1)	See “2016 Non-qualified Deferred Compensation” below for more information regarding the AEDCP.

(2)	See “2016 Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan and the SRP.
The Compensation and Personnel Committee reviews benefit programs on a periodic basis to determine effectiveness and identify any necessary changes. Based on market data showing a trend away from SRPs, we do not anticipate providing SRP benefits to executives hired or promoted in 2013 or thereafter. The committee does not believe this change will inhibit our ability to attract and retain executive officers.
We provide limited perquisites to our named executive officers. Our named executive officers are eligible for executive physicals and long-term disability insurance, which are in excess of the benefits provided to our other non-executive employees. The Compensation and Personnel Committee recognizes that Ms. Kampling’s job duties require significant travel and she is, therefore, permitted to use a corporate aircraft in some instances. From time to time, a family member or members may accompany Ms. Kampling on business trips. For that reason, the Compensation and Personnel Committee established guidelines for personal use of the corporate aircraft. Under those guidelines, Ms. Kampling is permitted up to 40 hours of personal use of corporate aircraft each year.
e.    Post-Termination Compensation
1.    Key Executive Employment and Severance Agreements
We currently have in effect Key Executive Employment and Severance Agreements (“KEESAs”) with our executive officers, including our named executive officers, and certain of our key employees, which provide for severance benefits under certain circumstances following a change in control. Benefits under the KEESAs are paid if (1) a change in control occurs and (2) a loss of employment occurs under certain circumstances within 180 days prior to the change in control or a designated period after the change in control (three years for Ms. Kampling and two years for Mr. Durian, Mr. Gallegos, Mr. Larsen and Mr. Reschke). This “double-trigger” mechanism ensures that only those executives adversely affected by a change in control will receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times under the agreement with Ms. Kampling executed in 2010, and up to two times under the agreements with

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Durian, Mr. Gallegos, Mr. Larsen and Mr. Reschke, the sum of (i) the officer’s annual base salary and (ii) the greater of the officer’s target annual performance pay for the year in which the termination date occurs, or the officer’s annual performance pay in the year prior to the change in control. We will not enter into future severance arrangements with executive officers that provide a multiplier of three or higher, though we continue to honor our legacy contractual commitment with Ms. Kampling. The Compensation and Personnel Committee reserves the right to reconsider this position in its sole discretion provided that it determines such action would be in the best interest of the Company.
The KEESAs are generally designed to avoid the adverse effects of Section 280G of the tax code. Each KEESA provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the tax code, the executive officer may receive the better, on an after-tax basis, of either a payment $1 less than the maximum amount he or she may receive without becoming subject to the 20% excise tax or the fully calculated payment subject to applicable excise taxes, for which the executive officer would be personally responsible. None of the KEESAs have Section 280G tax gross-up provisions.
We believe that the level of the benefits provided by the KEESAs to each executive officer reflects the appropriate amount of compensation necessary for our executive officers to consider our shareowners’ interests without potential influence of their personal interests. We believe the security afforded by the KEESAs will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable concerns regarding future employment during the uncertainty of a proposed change in control transaction.
2.    Executive Severance Plan
We also maintain a general executive severance plan for executive officers, which compensates an officer in the event that an officer’s position is eliminated or significantly altered. As with our KEESA benefit, our executive severance plan is designed to enable executives to remain focused on our business without undue personal concerns over job security. We recognize that circumstances may arise in which we may consider eliminating certain key positions. The plan provides for:

•	Severance pay equal to one year’s annual base salary

•	Up to 18 months of COBRA coverage or participation in our subsidized retiree medical insurance program if eligible (six months of which are paid by us)

•	Outplacement services and/or tuition reimbursement of up to $10,000

•	Access to our employee assistance program
Eligibility for benefits under this plan is conditioned upon an executive’s executing a severance agreement and release form. All severance packages of executive officers are approved by the Compensation and Personnel Committee. We believe our executive severance plan is consistent with industry-wide standards.
3.    Employment Agreements and Separation Arrangements
We do not have any other employment agreements or separation arrangements with our executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

V. HOW WE ADDRESS GOVERNANCE AND RISK
a.    Key Compensation Governance and Pay Practices
Our executive compensation program emphasizes best practices in compensation design and governance practices, including:

•	Regular reviews of the program by the Compensation and Personnel Committee

•	Double-trigger change in control provisions in our severance agreements and long-term equity awards

•	Stock ownership guidelines for executive officers and directors

•	Dividends paid on equity awards only if performance targets are met or vesting is completed

•	Performance metrics that encourage achievement of absolute growth, relative growth, financial goals and operational goals

•	Prohibition on pledging and hedging of Company stock by executive officers and directors

•	No stock options

•	Clawback language in our annual performance pay plan

•	No Section 280G tax gross-up provisions in our change in control agreements

•	Limited perquisites for our executive officers

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COMPENSATION DISCUSSION AND ANALYSIS

b.    Process for Setting Executive Compensation

Entity	Role
Compensation and Personnel Committee
The Compensation and Personnel Committee reviews and sets each component and level of compensation for the Company’s named executive officers and other executive officers.
Compensation and Personnel Committee responsibilities include:
• Review and approval of executive officers’ compensation packages
• Review and approval of corporate incentive goals and objectives relevant to compensation
• Evaluation of individual performance results in light of these goals and objectives

The Compensation and Personnel Committee is made up of independent directors and meets regularly in executive sessions without management present. The committee is supported in its work by the human resources staff and by the committee’s outside consultant.

Chief Executive Officer
The CEO recommends to the Compensation and Personnel Committee the level of compensation for the Company’s named executive officers and other senior Company executives, other than herself. The CEO considers the following factors when making her recommendations:
• Executive performance
• Tenure
• Strategic importance
• Internal pay equity
• Market data, as discussed below
• Information provided by the Company’s human resources staff

The CEO is present and available to the Compensation and Personnel Committee during their meetings with respect to the compensation of the Company’s named executive officers and other executive officers. However, the committee discusses and determines the CEO’s compensation in executive session.

Independent Compensation Consultant
The Compensation and Personnel Committee engaged Pay Governance LLC as its independent external advisor. The committee receives data, analyses and support from Pay Governance. During 2016, Pay Governance participated in committee meetings, analyzed the competitive level of compensation for each of the named executive officers and provided information regarding executive compensation trends. Pay Governance reports solely to the committee and meets with the committee at each meeting in executive session.

Market Data
Each year, Pay Governance prepares a market compensation analysis based on companies of similar size in terms of revenue, including those in the energy services industry and in general industry. This analysis assists the Compensation and Personnel Committee in establishing executive officer compensation levels to allow us to remain competitive in our market.

The market data used in 2016 included two surveys:
• Towers Watson’s 2015 General Industry Executive Compensation Database, which includes pay data for approximately 1,000 general industry companies
• Towers Watson’s 2015 Energy Services Industry Executive Compensation Database, which includes pay data for nearly all U.S. investor-owned utilities. The Compensation and Personnel Committee used equally blended general industry data and energy industry data to determine the market reference point used for corporate positions, which are held by Ms. Kampling, Mr. Durian, Mr. Gallegos and Mr. Reschke. Energy industry data are used as the market reference point for utility-specific operating positions, as held by Mr. Larsen.
The Compensation and Personnel Committee considered only aggregate data from these broad-based surveys and did not select any individual companies for comparison. Survey information was size-adjusted using regression analysis to correspond to each officer’s scope of responsibility. The survey data was updated to January 2016 using a 3% annual update factor, as 3% was the anticipated average annual compensation increase for the survey companies.
The survey data provides market reference points at the 50th percentile and the 75th percentile for each executive officer’s compensation components and total compensation. Generally, total aggregate compensation that falls within 15% of the median market reference point is considered to be at target. The aggregate total targeted compensation for all named executive officers fell within 15% of the applicable market reference point in 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

c.    Executive Stock Ownership Requirements
We require executives to own a certain number of shares of our common stock to further align the executives’ interests with those of our shareowners. The stock ownership guidelines are:

Officer Level	Stock Ownership Guideline
Chief Executive Officer	4 times base salary
President	3 times base salary
Executive Vice President	2.5 times base salary
Senior Vice President	2 times base salary
Vice President	1.5 times base salary
The required number of shares for each executive is determined by taking the preceding multiples of the executive’s base salary and dividing that amount by the closing price of our common stock as of (i) January 3, 2011, (ii) the date of hire, or (iii) the date of promotion to a higher level of ownership requirement, whichever is later. We round that number to the nearest 500-share increment. The number of shares an executive is required to hold will not change unless the executive is promoted. Setting the required number of shares this way mitigates the effect of short-term volatility on compliance caused by changes in our stock price and by changes in salary.
Shares held outright, vested restricted stock, vested restricted stock units, earned performance shares, shares held in our Alliant Energy Deferred Compensation Plan and shares held in the Alliant Energy Corporation 401(k) Savings Plan count toward the ownership guidelines. Unvested restricted stock, unvested restricted stock units, unearned performance restricted stock units and unearned performance shares do not count for this purpose.
Executives have five years from the date of their first long-term equity grants after the later of their hire date, or the date they were promoted into a position with a higher multiple, to achieve their goals. Executives are required to hold 100% of the after-tax value of vested performance-contingent restricted shares until the share ownership guideline is met. Executives who have not yet met their share ownership level after five years are required to retain 100% of the after-tax value of vested long-term equity awards until the share ownership requirement is met. Our Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires.
All of our current named executive officers who have held their current positions for five years are in compliance with the share ownership guidelines. The named executive officers who have been in their positions for less than five years are on track to achieve the above ownership goals. The shares owned by our named executive officers are shown in the “Ownership of Voting Securities” table.
d.    Prohibition on Hedging and Pledging
We prohibit the use of any hedging or similar transactions related to our shares by our executive officers and directors. We also prohibit the pledging of shares by executive officers and directors.
e.    Compensation and Personnel Committee Risk Assessment
In December 2016, the Compensation and Personnel Committee reviewed an assessment presented by management of our general compensation policies and practices for all employees, including our non-regulated businesses, to evaluate whether risks arising from these policies and practices were reasonably likely to have a material adverse effect on us. Based on this assessment, the committee concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and did not recommend or implement any material changes in 2016. The committee believes that the following features of our policies and practices serve to mitigate material risks arising from our compensation policies and practices:

•	A mix of annual and long-term incentive awards to provide an appropriate balance of short- and long-term risk and reward horizons

•	A variety of performance metrics for performance awards to avoid excessive focus on a single measure of performance

•	Caps on performance awards to reduce incentives to take short-term or inappropriately risky measures to increase payouts in any given year

•	Review of our compensation programs for reasonableness by our state utility commissions to mitigate risk

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COMPENSATION DISCUSSION AND ANALYSIS

•	Clawback policies that provide us with the ability to recoup annual performance awards under appropriate circumstances

•	Stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability

•	Robust compensation governance practices
f.    Role of Tax Considerations
One factor that the Compensation and Personnel Committee reviews and considers when determining the compensation of executive officers is the deductibility of executive compensation under Section 162(m) of the tax code. Section 162(m) of the tax code limits the tax deductibility of compensation paid to our Chief Executive Officer and our other three most highly compensated executive officers (other than the Chief Financial Officer) to $1 million per person in any year. However, if certain conditions are met, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.
The Compensation and Personnel Committee may structure certain compensation programs in a manner intended to allow compensation to be fully deductible under Section 162(m) of the tax code. However, the Compensation and Personnel Committee retains the flexibility and discretion to grant compensation awards, whether or not deductible. This flexibility is necessary for elements of the Company’s success, such as attracting and retaining talented executives and rewarding achievement of key corporate goals. Our shareowner-approved Amended and Restated 2010 Omnibus Incentive Plan is designed to provide the Compensation and Personnel Committee with the flexibility to grant cash-based and share-based awards to executive officers in a manner that is intended to qualify such awards as “performance-based” compensation under Section 162(m) of the tax code.
g.    Response to Non-Binding 2016 Say-on-Pay Shareowner Vote
At the Company’s 2016 Annual Meeting of Shareowners, shareowners approved the say-on-pay proposal with 94% of the votes cast in favor of the proposal. The say-on-pay proposal is an advisory, non-binding resolution relating to the compensation of our named executive officers. We interpret the voting results as support that our executive compensation program and practices are reasonable and well-aligned with shareowners. Notwithstanding this vote of confidence expressed by our shareowners, the Compensation and Personnel Committee and management continue to review the Company’s executive compensation program and related disclosure with the assistance of outside compensation consultants and outside counsel to identify any potential changes that might augment shareowner value.

VI. CONCLUSION
The Compensation and Personnel Committee is provided with appropriate information and reviews all components of our Chief Executive Officer’s and other executive officers’ compensation. Based on this information, the committee seeks to implement executive compensation that is appropriately tied to the performance of the Company and executives on behalf of shareowners, employees and customers.

36 | ALLIANT ENERGY | 2017 Proxy Statement

COMPENSATION AND PERSONNEL COMMITTEE REPORT

COMPENSATION AND PERSONNEL COMMITTEE REPORT
The Compensation and Personnel Committees of the Boards of Directors of the Company, IPL and WPL have reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the committees recommended to the respective Boards of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.
COMPENSATION AND PERSONNEL COMMITTEE
Carol P. Sanders (Chairman)
Deborah B. Dunie
Darryl B. Hazel
Singleton B. McAllister
Susan D. Whiting

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The table below summarizes the compensation paid to or earned by our chief executive officer, chief financial officer, and our next three highest paid executive officers, for 2016 and, where applicable, 2015 and 2014. We refer to such individuals in this Proxy Statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation($)(5)(6)	Total ($)
Patricia L. Kampling Chairman, President & Chief Executive Officer; Chairman and Chief Executive Officer of IPL & WPL	2016	$945,866	$0	$3,001,535	$0	$1,061,708	$836,745	$294,100	$6,139,954
	2015	$903,462	$0	$2,606,685	$0	$973,350	$1,174,585	$206,553	$5,864,635
	2014	$849,808	$0	$2,324,787	$0	$1,008,525	$3,291,252	$187,617	$7,661,989
Robert J. Durian Vice President, Chief Financial Officer & Treasurer(7)	2016	$311,096	$0	$214,919	$0	$269,640	$14,150	$65,552	$875,357
James H. Gallegos Senior Vice President, General Counsel & Corporate Secretary	2016	$425,096	$0	$562,418	$0	$272,850	$14,343	$162,532	$1,437,239
	2015	$400,308	$0	$490,919	$0	$247,200	$8,351	$134,390	$1,281,168
	2014	$360,346	$0	$414,554	$0	$244,080	$9,166	$129,099	$1,157,245
John O. Larsen Senior Vice President; President of WPL	2016	$375,519	$0	$377,149	$0	$220,688	$342,415	$64,807	$1,380,578
	2015	$361,731	$0	$335,756	$0	$166,860	$229,342	$54,405	$1,148,094
	2014	$345,635	$0	$314,554	$0	$175,433	$477,411	$51,947	$1,364,980
Wayne A. Reschke Senior Vice President(8)	2016	$364,558	$0	$367,099	$0	$214,803	$8,542	$131,067	$1,086,069
Thomas L. Hanson Former Senior Vice President and Chief Financial Officer(9)	2016	$475,289	$0	$804,613	$0	$355,775	$357,620	$107,278	$2,100,575
	2015	$452,383	$0	$684,806	$0	$324,450	$167,819	$84,745	$1,714,203
	2014	$435,509	$0	$626,217	$0	$344,085	$1,038,174	$82,867	$2,526,852

(1)	The amounts shown in this column include any amounts deferred by the named executive officers under our Alliant Energy Deferred Compensation Plan. See “2016 Non-qualified Deferred Compensation.”

(2)
The amounts in this column reflect the aggregate grant date fair value of performance shares, performance-contingent restricted stock, performance restricted stock units, and restricted stock units granted pursuant to our Amended and Restated 2010 Omnibus Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718.

A discussion of the assumptions used in calculating the award values may be found in Note 12(b) to our 2016 audited financial statements contained in our Annual Report on Form 10-K. For the performance shares, the grant date fair value is based on the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

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EXECUTIVE COMPENSATION

The following represents the breakdown of the 2016 grant date fair value of performance shares at target and at maximum, respectively, for each named executive officer:

Name	Grant Date Fair Value of Performance Shares (Target)	Grant Date Fair Value of Performance Shares (Maximum)
Patricia L. Kampling	$1,158,799	$2,317,598
Robert J. Durian	$82,981	$165,962
James H. Gallegos	$217,112	$434,224
John O. Larsen	$145,612	$291,224
Wayne A. Reschke	$141,732	$283,464
Thomas L. Hanson	$310,623	$621,246
The following represents the breakdown of the 2016 grant date fair value of performance restricted stock units at target and at maximum, respectively, for each named executive officer:

Name	Grant Date Fair Value of Performance Restricted Stock Units (Target)	Grant Date Fair Value of Performance Restricted Stock Units (Maximum)
Patricia L. Kampling	$992,253	$1,984,506
Robert J. Durian	$71,054	$142,108
James H. Gallegos	$185,908	$371,816
John O. Larsen	$124,684	$249,368
Wayne A. Reschke	$121,362	$242,724
Thomas L. Hanson	$265,979	$531,958

(3)	The 2016 amounts in this column represent cash amounts for short-term performance pay received by the named executive officers with respect to services performed in 2016 that were paid in 2017.

(4)
The 2016 amounts in this column reflect (a) the actuarial increase in the present value of each named executive officer’s benefits under all pension plans established by us, determined using the assumptions and methods set forth in footnote (4) to the “2016 Pension Benefits” table, which may include amounts that the named executive officer is not currently entitled to receive because such amounts are not yet vested, and (b) amounts representing above market interest on non-qualified deferred compensation. The following represents the breakdown for 2016 for each of the changes in pension value and the above market interest on non-qualified deferred compensation, respectively, for each named executive officer:

Name	Change in Pension Value	Above Market Non-qualified Deferred Compensation Earnings
Patricia L. Kampling	$834,000	$2,745
Robert J. Durian	$13,000	$1,150
James H. Gallegos	$14,000	$343
John O. Larsen	$339,000	$3,415
Wayne A. Reschke	$8,000	$542
Thomas L. Hanson	$355,000	$2,620
The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

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EXECUTIVE COMPENSATION

(5)	The following table provides details for the amounts reported under the “All Other Compensation” column for 2016.

Name	Perquisites and Other Personal Benefits(a)	Registrant Contributions to Defined Contribution Plans(b)	Life Insurance Premiums	Dividends(c)
Patricia L. Kampling	$0	$84,323	$7,006	$202,771
Robert J. Durian	$25,306	$28,911	$725	$10,610
James H. Gallegos	$0	$121,831	$3,005	$37,696
John O. Larsen	$0	$37,039	$1,395	$26,373
Wayne A. Reschke	$0	$102,166	$3,889	$25,012
Thomas L. Hanson	$0	$47,308	$5,206	$54,764

(a)
Mr. Durian received perquisites and other personal benefits comprised of $4,605 for an annual physical exam, $20,133 for tuition reimbursement, and $568 for executive long-term disability insurance. None of the other named executive officers received perquisites and other personal benefits in the aggregate amount of $10,000 or more in 2016.

(b)
Matching contributions to the Alliant Energy Corporation 401(k) Savings Plan, employer contributions to the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the 401(k) Savings Plan accounts, and employer defined contributions to the Alliant Energy Excess Retirement Plan, and, in the case of Mr. Gallegos and Mr. Reschke, employer contributions to the Defined Contribution Supplemental Retirement Plan equal to 12% of base pay and annual performance pay.

(c)
Dividends earned in 2016 on unvested performance shares, performance-contingent restricted stock, performance restricted stock units, and restricted stock units are reinvested and paid only at the time performance and/or vesting conditions are satisfied.

(6)
Infrequently, Ms. Kampling’s spouse and/or guests accompany her on a corporate aircraft when the aircraft is already going to a specific destination for a business purpose at no aggregate incremental cost to the Company.

(7)	Mr. Durian was promoted to Chief Financial Officer in December 2016.

(8)	Mr. Reschke was a named executive officer beginning in 2016.

(9)	Mr. Hanson served as Senior Vice President and Chief Financial Officer until December 2016.

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EXECUTIVE COMPENSATION

2016 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding all plan-based awards that we granted to our named executive officers in 2016.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards
		Threshold ($) 20%	Target ($) 100%	Maximum ($) 150%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%
Patricia L. Kampling	2/22/2016(2)				14,635	29,270	58,540		$1,158,799
	2/22/2016(3)				14,635	29,270	58,540		$992,253
	2/22/2016(4)							25,088	$850,483
		$198,450	$992,250	$1,488,375
Robert J. Durian	2/22/2016(2)				1,048	2,096	4,192		$82,981
	2/22/2016(3)				1,048	2,096	4,192		$71,054
	2/22/2016(4)							1,796	$60,884
		$50,400	$252,000	$378,000
James H. Gallegos	2/22/2016(2)				2,742	5,484	10,968		$217,112
	2/22/2016(3)				2,742	5,484	10,968		$185,908
	2/22/2016(4)							4,702	$159,398
		$51,000	$255,000	$382,500
John O. Larsen	2/22/2016(2)				1,839	3,678	7,356		$145,612
	2/22/2016(3)				1,839	3,678	7,356		$124,684
	2/22/2016(4)							3,152	$106,853
		$41,250	$206,250	$309,375
Wayne A. Reschke	2/22/2016(2)				1,790	3,580	7,160		$141,732
	2/22/2016(3)				1,790	3,580	7,160		$121,362
	2/22/2016(4)							3,068	$104,005
		$40,150	$200,750	$301,125
Thomas L. Hanson	2/22/2016(2)				3,923	7,846	15,692		$310,623
	2/22/2016(3)				3,923	7,846	15,692		$265,979
	2/22/2016(4)							6,726	$228,011
		$66,500	$332,500	$498,750

(1)
The amounts shown represent the threshold, target and maximum awards that could have been earned under our EXPP Plan for 2016 as described more fully under “Compensation Discussion and Analysis — How We Pay Named Executive Officers— Short-Term (Annual) Performance Pay Plan.” The threshold payment level was 20% of the target amount. The maximum payment level was 150% of the target amount. Payments earned for 2016 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2016 to the named executive officers under our Amended and Restated 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis — How We Pay Our Named Executive Officers — Long-Term (Equity) Awards.” The threshold amount is shown at 50% of the target amount. The maximum amount is 200% of the target amount. For the performance shares, the grant date fair value is based on the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance shares, the grant date fair value, as determined by FASB ASC Topic 718, is $39.59. Performance shares granted in 2016 accumulate dividends on the same basis as shares of our common stock, but dividends are not paid until performance targets are met.

(3)
The amounts shown represent the threshold, target and maximum amounts of performance restricted stock units that were awarded in 2016 to the named executive officers under our Amended and Restated 2010 Omnibus Incentive Plan as described

ALLIANT ENERGY | 2017 Proxy Statement | 41

EXECUTIVE COMPENSATION

more fully under “Compensation Discussion and Analysis — How We Pay Our Named Executive Officers — Long-Term (Equity) Awards.” The threshold amount is shown at 50% of the target amount. The maximum amount is 200% of the target amount. For the performance restricted stock units, the grant date fair value, as determined by the closing price of our common stock on February 22, 2016, is $33.90. Performance restricted stock units granted in 2016 accumulate dividends on the same basis as shares of our common stock, but dividends are not paid until performance targets and vesting requirements are met.

(4)
The amounts shown represent the number of restricted stock units that were awarded in 2016 to the named executive officers under our Amended and Restated 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis — How We Pay Our Named Executive Officers — Long-Term (Equity) Awards.” For the restricted stock units, the grant date fair value, as determined by the closing price of our common stock on February 22, 2016, is $33.90. Restricted stock units granted in 2016 accumulate dividends on the same basis as shares of our common stock, but dividends are not paid until the restricted stock units are fully vested.

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EXECUTIVE COMPENSATION

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information on outstanding unvested equity awards held by our named executive officers on December 31, 2016. No stock options are outstanding.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Patricia L. Kampling			81,580	$3,091,066	(2)
			59,934	$2,270,899	(3)
			43,288	$1,640,182	(4)
			59,934	$2,270,899	(5)
	25,686	$973,243			(6)
Robert J. Durian			4,884	$185,055	(2)
			4,292	$162,624	(3)
			2,592	$98,211	(4)
			4,292	$162,624	(5)
	1,839	$69,680			(6)
James H. Gallegos			15,364	$582,142	(2)
			11,229	$425,467	(3)
			8,152	$308,879	(4)
			11,229	$425,467	(5)
	4,814	$182,402			(6)
John O. Larsen			10,508	$398,148	(2)
			7,531	$285,350	(3)
			5,576	$211,275	(4)
			7,531	$285,350	(5)
	3,227	$122,271			(6)
Wayne A. Reschke			9,780	$370,564	(2)
			7,331	$277,772	(3)
			5,189	$196,611	(4)
			7,331	$277,772	(5)
	3,141	$119,012			(6)
Thomas L. Hanson			21,432	$812,058	(2)
			16,066	$608,741	(3)
			11,372	$430,885	(4)
			16,066	$608,741	(5)
	6,886	$260,911			(6)

(1)	The values in this column are calculated by using the closing price of our common stock of $37.89 on December 30, 2016.

(2)	Performance shares granted on February 23, 2015. Vesting occurs if the performance criterion is met in year 3. The values in the table assume maximum level performance.

(3)
Performance shares granted on February 22, 2016. Vesting occurs if the performance criterion is met in year 3. The values in the table assume maximum level performance. The values in the table include credited dividend equivalents, which will be paid only if the performance criterion is met.

(4)
Performance-contingent restricted stock granted on February 23, 2015. Vesting occurs if the performance criterion is met in year 2, 3 or 4. The values in the table include credited dividends, which will be paid only if the performance criterion is met.

(5)
Performance restricted stock units granted on February 22, 2016. Vesting occurs if the performance criterion is met in year 3. The values in the table assume maximum level performance. The values in the table include credited dividend equivalents, which will be paid only if the performance criterion is met.

(6)
Restricted stock units granted on February 22, 2016. Vesting occurs based on continuous service through year 3. The values in the table include credited dividend equivalents, which will be paid only if the vesting criterion is met.

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EXECUTIVE COMPENSATION

2016 OPTION EXERCISES AND STOCK VESTED
The following table shows a summary of the stock awards vested for the named executive officers during 2016. No stock options were exercised during 2016.

	Stock Awards
Name	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Patricia L. Kampling	Performance Shares	66,453	$2,541,495
	Performance-Contingent Restricted Stock	49,916	$1,952,221
Robert J. Durian	Performance Shares	2,688	$102,803
	Performance-Contingent Restricted Stock	2,019	$78,949
James H. Gallegos	Performance Shares	11,850	$453,203
	Performance-Contingent Restricted Stock	8,901	$348,119
John O. Larsen	Performance Shares	8,991	$343,861
	Performance-Contingent Restricted Stock	6,754	$264,144
Wayne A. Reschke	Performance Shares	8,209	$313,953
	Performance-Contingent Restricted Stock	6,167	$241,179
Thomas L. Hanson	Performance Shares	17,899	$684,547
	Performance-Contingent Restricted Stock	13,446	$525,861

(1)
For performance shares granted for the 2014-2016 performance period, reflects an amount calculated by multiplying the number of vested performance shares by the fair market value of our common stock on January 3, 2017 (the first business day following the end of 2016) of $37.93, plus dividend equivalents ($0.315 per share) on such shares for the first quarter of 2017. For performance-contingent restricted stock granted in 2014 that vested, reflects an amount calculated by multiplying the number of vested shares of performance-contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the fair market value of our common stock on February 23, 2017 (the date the Compensation and Personnel Committee certified achievement of the performance goals for such performance-contingent restricted stock) of $39.11.

(2)
Executive officers receiving a payout of their performance shares for the performance period ending December 31, 2016 could elect to receive their awards in cash, in shares of common stock, or a combination of cash and common stock. All of the named executive officers elected to receive their awards 100% in cash (based on the fair market value of our common stock on January 3, 2017), except Mr. Durian and Mr. Gallegos, who elected to receive their awards 50% in cash and 50% in common stock. The conversion date for such common stock was February 15, 2017, on which date the fair market value of our common stock was $37.54 per share.

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2016 PENSION BENEFITS
a.    Pension Benefits Table
The following table sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2016 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Alliant Energy Excess Retirement Plan, and the Alliant Energy Defined Benefit Supplemental Retirement Plan, (“DB SRP”), which are each described below. The amounts shown for our named executive officers are estimates only and do not necessarily reflect the actual amounts that will be paid to them, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)(3)	Present Value of Accumulated Benefit ($)(4)	Payments During 2016 ($)
Patricia L. Kampling	Cash Balance Pension Plan	2.9	$57,000	$0
	Excess Retirement Plan	11.3	$258,000	$0
	DB SRP	11.3	$10,288,000	$0
		Total	$10,603,000	$0
Robert J. Durian(1)	Cash Balance Pension Plan	15.9	$128,000	$0
	Excess Retirement Plan	24.3	$80,000	$0
	DB SRP	N/A	N/A	$0
		Total	$208,000	$0
James H. Gallegos(2)	Cash Balance Pension Plan	N/A	N/A	$0
	Excess Retirement Plan	6.2	$49,000	$0
	DB SRP	N/A	N/A	$0
		Total	$49,000	$0
John O. Larsen	Cash Balance Pension Plan	20.5	$530,000	$0
	Excess Retirement Plan	28.9	$135,000	$0
	DB SRP	28.9	$1,735,000	$0
		Total	$2,400,000	$0
Wayne A. Reschke(2)	Cash Balance Pension Plan	N/A	N/A	$0
	Excess Retirement Plan	7.3	$24,000	$0
	DB SRP	N/A	N/A	$0
		Total	$24,000	$0
Thomas L. Hanson	Cash Balance Pension Plan	27.1	$1,160,000	$0
	Excess Retirement Plan	35.5	$220,000	$0
	DB SRP	35.5	$4,121,000	$0
		Total	$5,501,000	$0

(1)	Mr. Durian is not eligible for the DB SRP or Defined Contribution Supplemental Retirement Plan (“DC SRP”). He is eligible for the Cash Balance Pension Plan and the Excess Retirement Plan.

(2)
Mr. Gallegos and Mr. Reschke are not eligible for the Cash Balance Pension Plan or the DB SRP. They are eligible for the DC SRP and the Excess Retirement Plan. The employer contribution to the DC SRP is included in the Summary Compensation Table under “All Other Compensation.”

(3)	Years of credited service for the Cash Balance Pension Plan are less than the actual years of service of the officer because the Cash Balance Pension Plan was frozen in August 2008.

(4)
The following assumptions, among others, were used to calculate the present value of accumulated benefits: benefit commencement age is earliest unreduced retirement age for the predominant plan (Ms. Kampling, Mr. Durian, Mr. Larsen and Mr. Hanson at age 62 for the Cash Balance Pension Plan and Excess Retirement Plan, Mr. Gallegos and Mr. Reschke at age 65 for the Excess Retirement Plan, and Ms. Kampling, Mr. Larsen and Mr. Hanson at age 62 for the DB SRP); the benefit calculation date is December 31, 2016, consistent with our accounting measurement date for financial statement reporting purposes; the ASC 715 discount rate is 4.11% for the DB SRP, 3.69% for the Excess Retirement Plan, and 4.13% for the Cash Balance Pension Plan

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(compared to 4.35% for the DB SRP, 4.05% for the Excess Retirement Plan, and 4.43% for the Cash Balance Pension Plan in 2015); the post-retirement mortality assumption is based on the RP-2014 mortality table with white collar adjustment and generational projection starting in 2006 using a modified Scale MP-2016 (same as used for ASC 715 valuations); the form of payment is 40% lump sum and 60% annuity for the Cash Balance Pension Plan and 100% lump sum for the Excess Retirement Plan; the ASC 715 accounting valuation for the DB SRP anticipates payments in the form of a lump sum (for those that elected lump sum or installment) and the effective lump sum interest rate for valuation purposes is approximately 2.83% at year-end 2016; and the 50% DB SRP target benefit has been prorated over an executive’s service career until his or her benefit eligibility date.
b.    Alliant Energy Cash Balance Pension Plan
A portion of our salaried employees, including our named executive officers, is eligible to participate in the Alliant Energy Cash Balance Pension Plan that we maintain. The Cash Balance Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Cash Balance Pension Plan as of August 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age and multiplied by credited service and pay. For 1998 through August 2, 2008, participants received annual credits to the account equal to 5% of base pay (including certain performance payments, pre-tax deferrals and other items). For 1998 through August 2, 2008, participants also received an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Cash Balance Pension Plan assets for the year. We amended the Cash Balance Pension Plan’s interest crediting rate for 2009 and future years. The new interest crediting rate is equal to the annual percentage change in the consumer price index as of October each year, plus 3%.
Ms. Kampling’s benefit is determined under the Cash Balance Pension Plan formula. Mr. Gallegos and Mr. Reschke are not eligible to participate in the Cash Balance Pension Plan. For Mr. Durian, Mr. Larsen and Mr. Hanson, estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Cash Balance Pension Plan formula, utilizing current assumptions. Therefore, their benefits are determined under the applicable prior plan benefit formula. To the extent benefits under the Cash Balance Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Cash Balance Pension Plan accruals ceased as of August 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Subsequent to August 2, 2008, active participants receive enhanced benefits under the Alliant Energy Corporation 401(k) Savings Plan.
1.    WPL Plan A Prior Formula
One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset (“WPL Formula”). Mr. Hanson is covered by the WPL Formula.
For purposes of the WPL Formula, compensation means payment for services rendered (including vacation and sick pay) and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. WPL Formula benefits depend on length of credited service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the WPL Formula and subject to the limit in the tax code) and are reduced by up to 50% of Social Security benefits. The general formula is A x B, where: A = (55% of final average compensation) – (50% of Social Security benefits); and B = a fraction not greater than 1, the numerator of which is the number of years of credited service and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.
2.    IES Industries Pension Plan Prior Formula
Another applicable prior plan formula applies to Mr. Durian and Mr. Larsen. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation.
The monthly benefit formula for Mr. Durian and Mr. Larsen for service until the August 2, 2008 freeze date is A + B + C where: A = 1.05% of average monthly compensation for the number of years of service not in excess of 35; B = 0.50% of average monthly compensation in excess of Social Security covered compensation for the number of years of service not in excess of 35; and C = 1.38% of average monthly compensation for the number of years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table (subject to the limit in the tax code), with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly. Early retirement benefits are available after Mr. Durian

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and Mr. Larsen reach age 55 provided they have at least 15 years of service. Unreduced benefits are available at age 62. Benefits that commence prior to age 62 are reduced by a factor of not less than 5% per year.
c.    Alliant Energy Excess Retirement Plan
We maintain an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits where an employee’s retirement benefits exceed statutory limits applicable to the tax-qualified plans. The Excess Retirement Plan provides an amount equal to the difference between (i) the actual pension benefit payable under the Cash Balance Pension Plan and our actual contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan, and (ii) what such benefits and contributions would be if calculated without regard to any limitation imposed by the tax code on pension benefits or covered compensation.
d.    Alliant Energy Supplemental Retirement Plan
We maintain a legacy DB SRP and a legacy DC SRP, which provide additional retirement benefits if the executive remains with us until retirement, disability or death. The DB SRP is an unfunded, defined benefit retirement plan. The DC SRP is an unfunded, defined contribution plan. The DB SRP was discontinued in 2008. We also do not anticipate providing any DC SRP benefits to any executives hired or promoted in or after 2013. Ms. Kampling, Mr. Larsen and Mr. Hanson participate in the DB SRP. Mr. Gallegos and Mr. Reschke participate in the DC SRP. Mr. Durian does not participate in either the DB SRP or the DC SRP.
For Ms. Kampling, Mr. Larsen and Mr. Hanson, the DB SRP provides for payments in accordance with the formula
A - (B + C + D) where: A = 50% of the participant’s average annual earnings (base salary plus annual performance pay) for the highest paid three consecutive years out of the last 10 years of the participant’s employment; B = benefits payable to the officer from the officer’s defined benefit plan; C = the aggregate Company contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan; and D = the Excess Retirement Plan. The normal retirement date under the DB SRP is age 62 with at least 10 years of service; early retirement is at age 55 with at least 10 years of service and five or more years of continuous DB SRP employment. If a participant retires prior to age 62, the payment under the DB SRP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his or her normal retirement date. This early retirement reduction factor is applied prior to any other offsets (described as B, C, or D above). Payment of benefits under the DB SRP commences six months after the participant’s retirement.
At the timely election of the participant, benefits under the DB SRP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008. Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the DB SRP will not be paid for five years after they otherwise would have been. If the monthly benefit is selected, and the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12-year period. If the five annual installments benefit is selected and the participant dies prior to receiving five annual payments, payments will continue to any surviving spouse or dependent children, payable for the remainder of the five-year period. If the participant dies while still employed by us, the designated beneficiary will receive a lump sum equal to the discounted value of retirement benefits for 12 years.
For Mr. Gallegos and Mr. Reschke, the annual contribution credited to the DC SRP is equal to 12% of annual earnings, which consists of base salary and annual performance pay earned for the year. An annual interest credit is earned on Mr. Gallegos’ and Mr. Reschke’s accounts based on the annual investment return of a benchmark S&P 500 index fund. The normal retirement date under the DC SRP is age 55 with at least five years of continuous SRP employment. Payment of benefits under the DC SRP commences six months after the participant’s retirement. Upon retirement, distribution from the plan is made in five annual installments.

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2016 NON-QUALIFIED DEFERRED COMPENSATION
The table below sets forth certain information as of December 31, 2016 for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2016 ($)(1)	Registrant Contributions in 2016 ($)(2)	Aggregate Earnings in 2016 ($)(3)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance as of December 31, 2016 ($)(4)
Patricia L. Kampling	$153,827	$28,246	$44,026	$0	$656,498
Robert J. Durian	$30,848	$3,339	$64,287	$0	$947,285
James H. Gallegos	$29,283	$7,923	$18,818	$0	$173,120
John O. Larsen	$11,215	$5,608	$150,751	$0	$1,137,048
Wayne A. Reschke	$61,952	$5,508	$29,590	$0	$460,214
Thomas L. Hanson	$128,420	$9,923	$108,231	$0	$1,077,938

(1)	The amounts reported are also reported under the “Salary” and “Non-Equity Incentive Plan Compensation” columns, as applicable, in the Summary Compensation Table.

(2)
The amounts reported are also reported under the “All Other Compensation” column in the Summary Compensation Table and represent contributions earned in the last completed fiscal year but not credited until the following fiscal year.

(3)
The following portion of the amounts reported in this column, which represents above-market interest on deferred compensation, is reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the Summary Compensation Table.

Name	Above-Market Interest on Deferred Compensation
Patricia L. Kampling	$2,745
Robert J. Durian	$1,150
James H. Gallegos	$343
John O. Larsen	$3,415
Wayne A. Reschke	$542
Thomas L. Hanson	$2,620

(4)	The following amounts included in this column for the Alliant Energy Deferred Compensation Plan also have been reported in the “Total” column of the Summary Compensation Table for 2015 and 2014.

Name	Reported for 2015	Reported for 2014
Patricia L. Kampling	$221,891	$109,442
James H. Gallegos	$25,689	$34,242
John O. Larsen	$65,424	$56,581
Thomas L. Hanson	$124,998	$78,697
We maintain the Alliant Energy Deferred Compensation Plan (“AEDCP”) under which participants, including our current named executive officers, may defer up to 100% of base salary and annual performance pay. Participants who have made the maximum allowed contribution to the Alliant Energy Corporation 401(k) Savings Plan may receive an additional credit from the Company to the AEDCP. The credit made in January 2016 was equal to 50% of A - B, where:
A = the lesser of (i) 8% of base salary for the plan year or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy Corporation 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the Alliant Energy Corporation 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and
B = the amount of any matching contributions under the Alliant Energy Corporation 401(k) Savings Plan on behalf of the participant for the applicable year.

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The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account, Company Stock Account or Mutual Fund Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50%. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to the Mutual Fund Account are treated as invested in a mutual fund or other investment vehicle offered under the Alliant Energy Corporation 401(k) Savings Plan as made available by our Investment Committee and selected by the participant. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our Chief Executive Officer. All of our current named executive officers are participants in the AEDCP.
We maintain a frozen legacy deferred compensation plan (the IES Deferred Compensation Plan) in which Mr. Larsen has a frozen account balance in the amount of $26,435 as of December 31, 2016. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998, and since then, no amounts have been deferred to the account.

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2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
a.    Tables
The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment and/or a change in control of our Company. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the following tables assuming that the termination and/or change in control of our Company occurred on December 30, 2016, the last business day of our last completed fiscal year, and that our common stock is valued at $37.89, which was the closing market price for our common stock on that date. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the following tables. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, the method under which such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits, and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

Patricia L. Kampling	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$945,000	$0	$5,811,750	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$10,742	$0	$170,937	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unearned Restricted Stock Units	$973,243	$973,243	$324,414	$973,243	$324,414	$324,414
Unearned Performance-Contingent Restricted Stock	$1,640,182	$1,640,182	$1,093,467	$1,640,182	$1,093,467	$1,093,467
Unearned Performance Restricted Stock Units	$1,135,450	$1,135,450	$378,483	$1,135,450	$378,483	$378,483
Unearned Performance Shares	$2,680,983	$2,680,983	$1,408,839	$2,680,983	$1,408,839	$1,408,839
Outplacement Services	$0	$0	$10,000	$0	$94,500	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$6,429,858	$6,429,858	$4,170,945	$6,429,858	$9,292,390	$3,205,203

Robert J. Durian	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$360,000	$0	$1,224,000	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$6,960	$0	$58,584	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unearned Restricted Stock Units	$69,680	$69,680	$23,227	$69,680	$23,227	$23,227
Unearned Performance-Contingent Restricted Stock	$98,211	$98,211	$65,473	$98,211	$65,473	$65,473
Unearned Performance Restricted Stock Units	$81,312	$81,312	$27,129	$81,312	$27,129	$27,129
Unearned Performance Shares	$173,839	$173,839	$88,789	$173,839	$88,789	$88,789
Outplacement Services	$0	$0	$10,000	$0	$36,000	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$423,042	$423,042	$581,578	$423,042	$1,533,202	$204,618

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James H. Gallegos	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$425,000	$0	$1,360,000	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$6,268	$0	$62,165	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unearned Restricted Stock Units	$182,402	$182,402	$60,813	$182,402	$60,813	$60,813
Unearned Performance-Contingent Restricted Stock	$308,879	$308,879	$205,932	$308,879	$205,932	$205,932
Unearned Performance Restricted Stock Units	$212,733	$212,733	$70,930	$212,733	$70,930	$70,930
Unearned Performance Shares	$503,804	$503,804	$264,965	$503,804	$264,965	$264,965
Outplacement Services	$0	$0	$10,000	$0	$42,500	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$1,207,818	$1,207,818	$1,043,908	$1,207,818	$2,077,305	$602,640

John O. Larsen	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$375,000	$0	$1,162,500	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$10,742	$0	$91,514	$0
Lump Sum SRP	$0	$0	$0	$0	$463,000	$0
Unearned Restricted Stock Units	$122,271	$122,271	$40,757	$122,271	$40,757	$40,757
Unearned Performance-Contingent Restricted Stock	$211,275	$211,275	$140,849	$211,275	$140,849	$140,849
Unearned Performance Restricted Stock Units	$142,675	$142,675	$47,552	$142,675	$47,552	$47,552
Unearned Performance Shares	$341,749	$341,749	$180,281	$341,749	$180,281	$180,281
Outplacement Services	$0	$0	$10,000	$0	$37,500	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$817,970	$817,970	$805,181	$817,970	$2,173,953	$409,439

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Wayne A. Reschke	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$365,000	$0	$1,131,500	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$6,960	$0	$71,240	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unearned Restricted Stock Units	$119,012	$119,012	$39,671	$119,012	$39,671	$39,671
Unearned Performance-Contingent Restricted Stock	$196,611	$196,611	$131,099	$196,611	$131,099	$131,099
Unearned Performance Restricted Stock Units	$138,886	$138,866	$46,264	$138,886	$46,264	$46,264
Unearned Performance Shares	$324,168	$324,168	$169,823	$324,168	$169,823	$169,823
Outplacement Services	$0	$0	$10,000	$0	$36,500	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Total Pre-Tax Benefit	$778,677	$778,657	$768,817	$778,677	$1,636,097	$386,857

Thomas L. Hanson	Death	Disability	Involuntary Termination Without Cause	Retirement(1)	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts	n/a	n/a	n/a		n/a	n/a
Cash Termination Payment				$0
Life, Medical, Dental Insurance Continuation				$0
Lump Sum SRP				$0
Unearned Restricted Stock Units				$260,911
Unearned Performance-Contingent Restricted Stock				$430,885
Unearned Performance Restricted Stock Units				$304,370
Unearned Performance Shares				$710,399
Outplacement Services				$0
Legal and Accounting Advisor Services				$0
Excise Tax Cut Back				n/a
Total Pre-Tax Benefit				$1,706,565
(1) Amounts in this column were calculated based on pro-rata shares at target performance. Mr. Hanson is eligible to receive payments after the vesting periods end if vesting criteria are met.
b.    Change in Control Agreements
We currently have in effect Key Executive Employment and Severance Agreements (“KEESAs”) with all our named executive officers, except Mr. Hanson who retired on December 31, 2016. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Ms. Kampling), or two years (in the case of Mr. Durian, Mr. Gallegos, Mr. Larsen and Mr. Reschke) after a change in control of our Company (as defined below), or within 180 days prior thereto in connection with a change in control, the executive’s employment ends as a result of (a) termination by us, other than by reason of death or disability or for cause (as defined below), or (b) termination by the officer for good reason (as defined below).
The KEESAs provide the following benefits, each of which is reflected in the tables above, assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement not to exceed 10% of the officer’s annual base salary for outplacement services

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•	continuation of life, medical and dental insurance coverage for up to three years (in the case of Ms. Kampling) or two years (in the case of Mr. Durian, Mr. Gallegos, Mr. Larsen and Mr. Reschke)

•
full vesting of the officer’s accrued benefit under any SRP and in any defined contribution retirement plan, and deemed satisfaction of any minimum years of service requirement under the SRP (the amounts shown in the tables above assume a lump sum form of payment under the SRP using the 2017 lump sum interest rate of 1.84% and a single life annuity or lump sum payment under our qualified Cash Balance Pension Plan and nonqualified Excess Retirement Plan using a lump sum interest rate for payment commencing in fiscal 2017 (i.e., IRS PPA lump sum segment interest rate of 1.57%, 3.45%, and 4.39%)), provided that the SRP benefit will not be received until the executive officer reaches age 55

•	full vesting of any time-vesting restricted stock

•	payment at target of all performance plan awards pursuant to any long-term performance plan on a pro rata basis, unless the award cycle has been in effect less than six months

•
a cash termination payment of up to three times (in the case of Ms. Kampling), or two times (in the case of Mr. Durian, Mr. Gallegos, Mr. Larsen and Mr. Reschke) the sum of (i) the officer’s annual base salary, and (ii) the greater of the officer’s target annual performance pay for the year in which the termination date occurs, or the officer’s annual performance pay in the year prior to the change in control and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.
The KEESAs provide that if any portion of the benefits under the KEESAs, or under any other agreement, would constitute an excess parachute payment for purposes of the tax code, the executive may receive the better, on an after-tax basis, of either a payment $1 less than the maximum amount they may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes for which they would be personally responsible. The potential payment and benefit amounts shown in the table above assume the executives receive the full payment under the KEESAs without giving effect to the cutback provision.
In consideration of the KEESA benefits, the executive agrees not to compete with us for a period of one year after the executive leaves us, and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Chief Executive Officer and Board of Directors, respectively.
Under the KEESAs, a “change in control” is deemed to have occurred if:

•
any person (with certain exceptions set forth in the KEESAs) is or becomes the beneficial owner of securities representing 30% or more of our outstanding shares of common stock or combined voting power

•	there is a change in a majority of our Board of Directors that is not approved by at least two-thirds of the existing directors

•
our shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which our shareowners control less than 50% of the combined voting power after the merger, consolidation or share exchange or

•	our shareowners approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.
Under the KEESAs, the term “cause” generally means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.
Under the KEESAs, the term “good reason” generally means:

•	a material breach of the agreement by us

•	a material diminution in the officer’s base compensation

•	a material diminution in the officer’s authority, duties or responsibilities, including a material diminution in the budget over which he or she retains authority or

•
a material diminution in the authority, duties or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the Board of Directors.

The executive must notify the Company of the existence of the good reason event within 90 days of such event, and the Company must be given a 30-day period to cure the event.

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c.    Long-Term Equity Award Agreements
The agreements under which we have awarded long-term equity grants to our executive officers prior to December 31, 2016 provide that:

•
if the performance contingency under the award is satisfied and if the executive’s employment is terminated by reason of death, disability, or retirement after the end of the first performance year of the performance period, the executive will be entitled to the full value of the award earned at the end of the performance period

•
if the performance contingency under the award is satisfied and if the executive’s employment is terminated by reason of death, disability, or retirement during the first year of the performance period, the executive will be entitled to a prorated value of the award, determined at the end of the performance period, based on the ratio of the number of months the executive was employed during the performance period to 12 months

•
if the performance contingency under the award is satisfied and if the executive’s employment is terminated by reason of involuntary termination without cause, the executive will be entitled to the prorated value of the award, determined at the end of the performance period, based on the ratio of (i) the number of months the executive was employed during the performance period to (ii) the total number of months in the performance period

•
with respect to restricted stock units that vest based on continuous service, (i) if the executive's employment is terminated by reason of death, disability, or retirement on or after the first anniversary of the vesting period's start date, the executive will be entitled to the full value of the award, and if such termination is prior to the first anniversary of the vesting period's start date, the executive will be entitled to a prorated value of the award, based on the ratio of the number of months the executive was employed during the period to 12 months, and (ii) if the executive's employment is terminated by reason of involuntary termination without cause after the first anniversary of the grant date, the executive will be entitled to a prorated value of the award, based on the ratio of the number of months the executive was employed following the grant date to 36 months, in each case payable at the end of the vesting period and

•
if a change in control of our Company occurs, which is generally defined in the same manner as under the KEESAs, the executive will be entitled to receive, in a single lump sum following the end of the performance period, and subject to continuous employment (with exceptions for certain qualifying terminations), the cash value of the long-term equity awards as follows: (i) in the case of performance restricted stock units, at the value based on the company’s stock price as of the date immediately preceding the change in control date multiplied by the number of target performance restricted stock units, (ii) in the case of performance shares, the value based on the company’s performance as of the date immediately preceding the change in control date and (iii) in the case of restricted stock units, the value based on the company’s stock price as of the date immediately preceding the change in control date (including, in each case, any accrued unearned dividend equivalents); outstanding performance-contingent restricted stock granted in 2015 will become payable as to the number of shares subject to the award (including any accrued unearned dividends) in the event of a change in control.

Retirement means the officer has reached age 55 and the officer’s age, in whole years, added to the number of whole years of the officer’s continuous employment with the Company, totals 65 or greater.
The tables above include the amounts attributable to the shares that would be received by our named executive officers valued at the closing price of our common stock on December 30, 2016, as provided for in the applicable award agreement, and assuming, in the case of a termination by reason of death, disability, involuntary termination without cause, or retirement, that any applicable performance contingency was satisfied at target.
d.    Executive Severance Plan
We also maintain a general executive severance plan, which applies if an executive’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance pay equal to (i) lump sum payment of one times the executive’s annual base salary, (ii) up to 18 months of COBRA coverage, or to the extent eligible, retiree medical coverage (six months of either are paid by us), (iii) outplacement services and/or tuition reimbursement of up to $10,000, and (iv) access to our employee assistance program. Eligibility for benefits under this plan is conditioned on the executive’s executing a severance agreement and release form. Severance packages of executive officers are approved by the Compensation and Personnel Committee.

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EXECUTIVE COMPENSATION

e.    Pension Plans
The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the Alliant Energy Excess Retirement Plan because these plans are impacted neither by the nature of the termination of employment nor whether there has been a change in control of the Company. The tables above also do not include any amounts for the DB SRP or DC SRP other than in the event of a termination after a change in control because those plans are not impacted by the nature of the termination of employment unless there has been a change in control of our Company, in which case the benefits under the DB SRP or DC SRP may be enhanced under the KEESAs as described above under “Change in Control Agreements.”

ALLIANT ENERGY | 2017 Proxy Statement | 55

EXECUTIVE COMPENSATION

Proposal Two-—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Securities Exchange Act of 1934, we ask shareowners to cast an advisory, non-binding, vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative discussions contained in this Proxy Statement. While this vote is non-binding, we value the opinions of our shareowners and will consider the outcome of the vote when making future compensation decisions. The board has adopted a policy to hold this advisory vote on the compensation of our named executive officers annually. Unless the board modifies this policy, the next vote on the compensation of our named executive officers will occur at our 2018 Annual Meeting of Shareowners.
In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement. As described in the Compensation Discussion and Analysis, we believe that our compensation programs effectively meet our objectives of rewarding strong performance, aligning the interests of executives and shareowners and maintaining our competitive positioning for top talent critical to our success.
Accordingly, the Board of Directors recommends that the shareowners vote, on an advisory, non-binding basis, in favor of the following resolution:
“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion contained in this Proxy Statement.”
The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to approve the compensation of our named executive officers as disclosed in this Proxy Statement. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. This advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the Compensation and Personnel Committee. However, our Board of Directors and the Compensation and Personnel Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

☑	The Board of Directors recommends a vote “FOR” approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

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EXECUTIVE COMPENSATION

Proposal Three-—ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934 also provides shareowners the opportunity to indicate how frequently we should hold future advisory votes on the compensation of our named executive officers. Shareowners may indicate whether they prefer to have future advisory votes on executive compensation every year, every two years, every three years or abstain from voting on this proposal.
After careful consideration, the Board of Directors recommends that future advisory votes on the compensation of our named executive officers be held annually. Our board believes that holding a vote every year is the most appropriate option because it enables our shareowners to provide us with input regarding the compensation of our named executive officers on a timely and consistent basis. We have held annual advisory votes on executive compensation since 2011.
Shareowners are not voting to approve or disapprove the board’s recommendation. Instead, shareowners are casting votes to recommend the frequency of future advisory votes on the compensation of our named executive officers by selecting one year, two years or three years, or abstaining from the vote.
The particular frequency of this advisory vote receiving the greatest number of votes at the annual meeting (assuming a quorum is present) will be considered the shareowner recommendation for the frequency of the advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will not constitute a vote for any particular frequency.
The outcome of this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the Compensation and Personnel Committee. Nevertheless, our Board of Directors and the Compensation and Personnel Committee will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to shareowners for approval at an annual meeting of shareowners.

☑	The Board of Directors recommends a vote for conducting future advisory votes on executive compensation every “ONE YEAR.”

ALLIANT ENERGY | 2017 Proxy Statement | 57

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE corporate governance listing standards and applicable SEC rules. The Committee operates under a written charter adopted by the Board of Directors.
Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States of America and on our internal control over financial reporting based on the criteria established by the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. During 2016, the Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, SEC regulations (including Rule 2-07 of Regulation S-X) and NYSE requirements.
Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence. The Committee has discussed the independence of the independent registered public accounting firm with the firm.
Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE
Patrick E. Allen (Chairman)
Michael L. Bennett
Thomas F. O’Toole
Dean C. Oestreich

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AUDIT FEES

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the committee of specifically defined audit and non-audit services after the committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the committee’s authority to management. In the event the need for specific services arises between committee meetings, the committee has delegated to the Chairman of the committee authority to approve permitted services provided that the Chairman reports any decisions to the committee at its next scheduled meeting. In accordance with the policy, the committee pre-approved all audit, audit-related, tax, and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2016.
The fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our Company and our subsidiaries for 2015 and 2016 were as follows:

Component	2015	2016
Audit Fees	$2,569,000	$2,616,000
Audit-Related Fees	$134,000	$108,000
All Other Fees	$14,000	$15,000
Audit fees consisted of the fees billed for: (i) the audits of the consolidated financial statements of our Company and our subsidiaries included in our Form 10-K; (ii) the audit of the effectiveness of our internal controls over financial reporting; (iii) reviews of financial statements included in Form 10-Q filings; and (iv) services normally provided in connection with statutory and regulatory filings, such as financing transactions.
Audit-related fees consisted of the fees billed for services rendered related to employee benefits plan audits and other attest services.
All other fees consisted of license fees for accounting research software products and seminars.
The Company did not have any tax fees for 2015 or 2016.
The Audit Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining the independence of the independent registered public accounting firm. The committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our financial reporting.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Four—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017
In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for 2017, as well as to report as to the effectiveness of our internal controls over financial reporting as of December 31, 2017, and is requesting that its shareowners ratify such appointment.
Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2015 and 2016, is set forth under “Fees Paid to Independent Registered Public Accounting Firm.”
The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017. For purposes of determining the vote required for this proposal, abstentions will have no impact on the vote. If the appointment is not ratified, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

☑	The Board of Directors recommends that shareowners vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017.

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SHAREOWNER PROPOSAL

Proposal Five—SHAREOWNER PROPOSAL REQUESTING PERIODIC REPORTS DISCLOSING EXPENDITURES ON POLITICAL ACTIVITIES

We expect the following shareowner proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of the City of New York, as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, The New York City Teachers’ Retirement System and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (together, the “Systems”), which beneficially owned an aggregate of 390,426 shares of the our common stock as of November 15, 2016. The Systems’ request was submitted by Scott M. Stringer, Comptroller of the City of New York, One Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the Systems.

The following proposal and supporting statement were submitted by the Systems:

Resolved: The shareholders of Alliant Energy Corporation (“Alliant”) hereby request that the Company prepare and periodically update a report, to be presented to the pertinent board of directors committee and posted on the Company’s website, which discloses monetary and non-monetary expenditures that Alliant makes on political activities, including:

▪
expenditures that Alliant cannot deduct as an “ordinary and necessary” business expense under section 162(e) of the Internal Revenue Code (the “Code”) because they are incurred in connection with (a) influencing legislation; (b) participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and (c) attempting to influence the general public, or segments thereof, with respect to elections, legislative matters, or referenda;

▪	contributions to, or expenditures in support of or opposition to political candidates, political parties, and political committees;

▪
dues, contributions or other payments made to tax-exempt “social welfare” organizations and “political committees” operating under sections 501(c)(4) and 527 of the Code, respectively, and to tax-exempt entities that write model legislation and operate under section 501(c)(3) of the Code; and

▪
the portion of dues or other payments made to a tax-exempt entity such as a trade association that is used for an expenditure or contribution and that would not be deductible under section 162(c) of the Code if made directly by the Company.

The report shall identify all recipients and the amount paid to each recipient from Company funds.

Supporting Statement

As long-term shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is consistent with public policy and in the best interest of Alliant Energy and its shareholders. Indeed, the Supreme Court’s 2010 Citizens United decision - which liberalized rules for corporate participation in election-related activities - recognized the importance of disclosure to shareholders, saying: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

In our view, in the absence of a system of transparency and accountability, company assets could be used for policy objectives that may be inimical to the long-term interests of, and may pose risks to, Alliant Energy and its shareholders. Although the Supreme Court cited the importance of disclosure, companies may anonymously channel significant amounts of money into the political process through trade associations and non-profit groups that need not disclose contributions. Such payments can dwarf the contributions that must be publicly reported.

Alliant Energy currently lags numerous utility companies that publicly disclose political spending, including AES Corporation, AGL Resources, American Electric Power, Consolidated Edison, Dominion Resources, Edison International, Entergy, Exelon, and PPL Corporation.

Given the vagaries of the political process and the uncertainty that political spending will produce any return for shareholders, we believe that companies should be fully transparent by disclosing how they spend shareholder money in this area.

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SHAREOWNER PROPOSAL

Board of Directors Response

The Board of Directors opposes this shareowner proposal and recommends shareowners vote “AGAINST” it for the reasons set forth below.

The board reached its decision after considering the Company’s current policies and disclosures that address some of the items requested by this proposal, and the Board’s judgment that greater disclosure than the Company already makes would not be in the best interests of shareowners, since it could have negative consequences for the Company.

As a company that operates in a heavily regulated industry, we believe we have a responsibility to shareowners to be engaged and to participate in the political process with respect to issues that affect us or are significant to our business. We also believe that it is in the best interests of our shareowners to participate in the legislative process when appropriate and as permitted by federal, state and local laws. We therefore make certain corporate contributions to political or social organizations when we believe they advance a purpose that supports our business, customers or shareowners.

The board believes the proposal is unnecessary in light of the Company’s current policies and disclosures. The Nominating and Governance Committee oversees our political engagement activities under our political engagement guidelines. These guidelines provide that all political expenditures must be approved by the Senior Vice President and General Counsel. Annually, management must provide a report to the Nominating and Governance Committee on the use of all corporate funds in political and social activities. The guidelines include links to publicly available campaign finance disclosure reports and are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” tab.

We comply with all laws and regulations requiring disclosure of political contributions. We maintain political action committees (“PACs”) funded by employee contributions (not corporate contributions), which donate directly to candidates for political office. All PAC contributions are publicly disclosed on websites maintained by the Federal Election Commission and state regulatory bodies, and we provide links to those disclosures on our website. In addition, various state laws prohibit corporate funds from being contributed directly to candidates for political office, and the Company does not contribute directly to candidates for political office.

We participate in trade associations. These trade associations provide expertise and insights on issues important to our industry. Some of these associations participate in the political process. We do not join the trade associations for their political activity. We do not control their political activity in any way. At times, they may take political positions that we disagree with. We receive a breakdown of the portion of association dues used for political activities. The amounts are reported to the Nominating and Governance Committee.

The board believes the proposal is not in the best interest of the Company’s shareowners. We are concerned that the specific disclosure requested in the proposal could have negative consequences. For example, disclosure of contributions to certain social or political organizations may cause other such organizations with similar or opposing views to solicit contributions from us, resulting in a competitive environment that continues to escalate and becomes a distraction to the business.

Additionally, our competitors and opponents would gain insight into our public policy and political strategies and would be better able to thwart our strategies, potentially hindering our successes. Further, we believe that such disclosure may risk misrepresenting our political activities, as trade associations operate on an independent basis and we may not agree with all political positions taken by trade associations of which we are a member. Finally, we believe that the policies the Company currently has in place provide the necessary oversight and accountability to ensure that any political activities are conducted in the best interests of shareowners and other constituents.

In summary, we believe our political engagement guidelines, oversight by the Nominating and Governance Committee, and mandatory public disclosure requirements already required under the law appropriately address the concerns cited in the Systems’ proposal.

☑	The Board of Directors recommends that shareowners vote “AGAINST” this proposal.

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GENERAL INFORMATION

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	Why am I receiving these materials?
Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting, which will take place on May 23, 2017. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this Proxy Statement.

2.	How do I attend the Annual Meeting?
If you are a registered shareowner, simply bring your photo identification to the Annual Meeting. If you are a beneficial owner of stock held by a broker, bank or other record holder (with your stock held in “street name”), your broker, bank or such other record holder will send you an admission card with the form of a proxy. If you do not receive the admission card with the form of a proxy in a timely manner, you may be admitted to the Annual Meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of our common stock on March 29, 2017, the record date for voting. You should also bring your photo identification. Because seating is limited, admission will be limited to shareowners or their proxy holders who have an admission card or other proof of ownership.

3.	Who is entitled to vote at the Annual Meeting?
Only shareowners of record at the close of business on March 29, 2017 are entitled to vote at the Annual Meeting. As of the record date, 277,823,278 shares of our common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of our common stock held on the record date.

4.	What items are to be voted on in the Annual Meeting?
You may vote on the following proposals:

•	To elect the four (4) nominees named in this Proxy Statement as directors of the Company to serve for the terms expiring at the 2020 Annual Meeting of Shareowners

•	To approve, on an advisory, non-binding basis, the compensation of our named executive officers

•	To approve, on an advisory, non-binding basis, the frequency of the advisory vote on the compensation of our named executive officers

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017

•	Shareowner proposal requesting periodic reports disclosing expenditures on political activities

5.	How does the Board of Directors recommend I vote?
The Board of Directors recommends you vote FOR each of the listed director nominees; FOR approval of the compensation of our named executive officers; for a frequency of ONE YEAR for the frequency of the advisory vote on the compensation of our named executive officers; FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017; and AGAINST the shareowner proposal requesting periodic reports disclosing expenditures on political activities.

6.	How do I vote?
You may vote your shares by proxy or in person at the Annual Meeting. Your Board of Directors recommends you vote by proxy even if you plan to attend the Annual Meeting. You may vote in one of four ways:
Online: You may vote by proxy online. Go to www.alliantenergy.com/eproxy and follow the instructions found on your proxy card
By Telephone: You may vote by proxy by calling the toll-free number found on the proxy card
By Mail: You may vote by proxy by filling out the proxy card and mailing it back in the envelope provided
In Person: You may attend the Annual Meeting and vote in person. Please bring your printed proxy card. Otherwise, the Company will give shareowners of record a ballot at the Annual Meeting
If you return your signed proxy card but do not mark the boxes showing how you wish to vote on one or more of the four proposals, your shares will be voted FOR each of the listed director nominees; FOR approval of the compensation of our named executive officers; for a frequency of ONE YEAR for the frequency of the advisory vote

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GENERAL INFORMATION

on the compensation of our named executive officers; FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017; and AGAINST shareowner proposal requesting periodic reports disclosing expenditures on political activities. If your proxy card is not signed, your votes will not be counted.
If your shares are held by a broker, bank or other record holder, you may direct the broker to vote your proxies as provided on the notice received from your broker. If you do not provide your broker, bank or other record holder with specific and timely voting instructions, your shares will not be voted except on Proposal Four—Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2017.
You will be asked to indicate whether you plan to attend the Annual Meeting when voting. We recommend you vote by proxy even if you plan to attend the Annual Meeting in person.
Alliant Energy is incorporated under Wisconsin law, which specifically permits electronically transmitted proxies, provided that it can be determined that the transmission was sent or authorized by the shareowner. The electronic voting procedures are designed to authenticate each shareowner by use of a control number and to confirm that the shareowner instructions are properly recorded.

7.	Can I change my vote?
Yes, you have the right to revoke your proxy at any time before the Annual Meeting by (a) providing written notice to our Corporate Secretary at 4902 North Biltmore Lane, Madison, Wisconsin 53718; or (b) appointing a new proxy prior to the start of the Annual Meeting.
Additionally, if you attend the Annual Meeting and wish to vote in person, you may revoke your proxy by oral notice at that time. Attendance at the Annual Meeting will not, by itself, cause your previously appointed proxy to be revoked.
If your shares are held by a bank, broker or other record holder on your behalf, you may submit voting instructions in accordance with the process provided by such record holder.

8.	What shares are included on the proxy card(s)?
Your proxy card(s) covers all of your shares of our common stock, including any shares held in your account under our Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan.

9.	How are shares voted that are held for employees in the Alliant Energy Corporation 401(k) Savings Plan?
Shares held in the Alliant Energy Corporation 401(k) Savings Plan will be included on the proxy card that covers all of your shares of our common stock as described in Question 8. You will not receive a separate proxy card for these shares.

10.	How does the proxy voting process work?
Only if the proxy card is voted as described above in Question 6 “How do I vote?” will the proxy be voted in accordance with your instructions. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented for action at the meeting.

11.	What is the required vote for each item on the proxy card, assuming a quorum is present?
A quorum is met if at least a majority of the shares of our common stock entitled to vote is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes count as present for establishing a quorum. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the Annual Meeting.
Assuming a quorum is present at the Annual Meeting, the required vote for each item on the proxy card is as follows:

•
Election of Directors — Directors will be elected by a plurality of the votes cast at the Annual Meeting. Shares not voted at the Annual Meeting (including broker non-votes) will not be counted as votes cast. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are either unable to serve or for good reason will not serve — a contingency the Board of Directors does not currently anticipate. See Question 15 “What happens if a director nominee does not receive a majority of votes cast?” for information concerning our director resignation policy.

•
Advisory Vote on Compensation of Our Named Executive Officers — Approval of the advisory vote on executive compensation requires that the votes cast “FOR” the approval of our executive compensation exceed the votes cast “AGAINST” the proposal at the Annual Meeting. Abstentions and broker non-votes will have no impact on the vote.

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GENERAL INFORMATION

•
Advisory Vote on the Frequency of the Advisory Vote on Compensation of Our Named Executive Officers - The particular frequency of this advisory vote receiving the greatest number of votes at the Annual Meeting will be considered the shareowner recommendation for the frequency of the advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will not constitute a vote for any particular frequency and will have no impact on the vote.

•
Ratification of Appointment of Independent Registered Public Accounting Firm — Approval of the ratification of the appointment of our independent registered public accounting firm requires that the votes cast “FOR” the ratification exceed the votes cast “AGAINST” the proposal at the Annual Meeting. Abstentions will have no impact on the vote, and there will be no broker non-votes with respect to the proposal because brokers may exercise their discretion to vote for or against the proposal in the absence of instruction from the beneficial owners.

•
Shareowner Proposal — Approval of the shareowner proposal requesting periodic reports disclosing expenditures on political activities requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the Annual Meeting. Abstentions and broker non-votes will have no impact on the vote.

12.	Is there any other business to be conducted?
Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the five proposals set forth in this Proxy Statement and listed in Question 4 above.

13.	Who tabulates the votes?
The inspector of election appointed for the Annual Meeting will separately tabulate affirmative and negative votes (or “withheld” votes in the case of the election of directors), votes for one year, two years and three years in the case of the advisory vote on the frequency of the advisory vote on executive compensation, abstentions and broker non-votes.

14.	Where and when will I be able to find the results of the voting?
The preliminary results of the voting will be announced at the Annual Meeting, or you may call us for the results at the information number shown on the Notice of Annual Meeting. We will also file the final voting results on a Current Report on Form 8-K with the SEC within four business days following the Annual Meeting.

15.	What happens if a director nominee does not receive a majority of votes cast?
Pursuant to our Corporate Governance Principles, any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election is required to offer his or her resignation to the Chairman of the Board of Directors following certification of the shareowner vote. A Resignation Committee will promptly consider any resignation offers under our Director Resignation Policy and recommend to the Board of Directors, based on all relevant factors, whether to accept or reject the tendered resignation. The Board of Directors will then act on that recommendation no later than 90 days following the date of the shareowners’ meeting at which the election occurred. We will promptly publicly disclose the Board of Directors’ decision, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. Full details of our majority voting policy are set forth on our website at www.alliantenergy.com/investors under the “Corporate Governance” link.

16.	What does it mean if I get more than one proxy card?
If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. When possible, we encourage you to have all accounts registered in the same name and address. You can do this by contacting Wells Fargo Shareowner Services at the address below:
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120
or
P. O. Box 64856
St. Paul, MN 55164-9442
1-800-356-5343
www.shareowneronline.com

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GENERAL INFORMATION

17.	Are the 2016 Annual Report and these proxy materials available on the Internet?
Yes. As required by the SEC, our Proxy Statement and Annual Report are available to our shareowners electronically via the Internet. You can access these materials at www.alliantenergy.com/eproxy.

18.	How can I access future proxy materials and Annual Reports on the Internet?
If you are a shareowner of record, you can consent to access our future notices of shareowner meetings, proxy materials, and Annual Reports electronically through our website.
Selecting electronic access allows us to save on the cost of producing and mailing these materials. If shareowners want to consent to electronic access, they should simply mark the appropriate box on a proxy card or follow the instructions provided when voting over the Internet or by telephone. If you consent to access these materials over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials rather than receiving those proxy materials and the Annual Report by mail. Your consent will remain in effect unless it is revoked by writing to Wells Fargo Shareowner Services at the shareowner information address shown in Question 16 above.
If you consent to electronic access, then you will be responsible for your routine charges (e.g., online fees) in connection with electronic viewing and printing of proxy materials and Annual Reports. We will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.
If your shares are held by a bank, broker or other record holder on your behalf, please refer to the information provided by such record holder for instructions on how to elect to view future proxy statements and Annual Reports over the Internet.

19.	When are shareowner proposals for the 2018 Annual Meeting due?
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), all shareowner proposals to be considered for inclusion in our Proxy Statement for the 2018 Annual Meeting must be received at our principal office by December 19, 2017. In addition, any shareowner who intends to present a proposal, including director nominations, at the 2018 Annual Meeting must comply with the requirements set forth in our Bylaws. Our Bylaws state, among other things, that to bring business before an Annual Meeting, a shareowner must give written notice that complies with the Bylaws to our Corporate Secretary not later than 45 days in advance of the first anniversary of the date we mailed our Proxy Statement to shareowners for the prior year’s Annual Meeting. Accordingly, we must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8, including director nominations, no later than March 5, 2018. If the notice is received after March 5, 2018, then the notice will be considered untimely and we are not required to present such proposal or director nomination at the 2018 Annual Meeting. The persons named in the proxies solicited by the Board of Directors for the 2018 Annual Meeting will use their discretion to vote proxies in certain cases if the shareowner does not comply with this deadline and in certain other cases notwithstanding the shareowner’s compliance with these deadlines.

20.	Who is our independent registered public accounting firm and how is it appointed?
Deloitte & Touche LLP audited our financial statements for 2016. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2017 and is recommending the appointment for ratification by shareowners.

21.	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies at an estimated cost of $7,500, plus reimbursable out-of-pocket expenses.

22.	If more than one shareowner lives in my household, how can I obtain an extra copy of the Proxy Statement and the 2016 Annual Report?
Pursuant to SEC rules, services that deliver our communications to shareowners who hold their shares through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our Annual Report and Proxy Statement. Upon written or oral request, we will mail an additional copy of the Proxy

66 | ALLIANT ENERGY | 2017 Proxy Statement

GENERAL INFORMATION

Statement and the 2016 Annual Report to any shareowner at a shared address to which a single copy of the document was previously delivered, and we will continue to do so in the future, if requested. You may notify us of your request by calling us at (608) 458-3311 or writing to the address shown below for requesting a copy of our 2016 Annual Report on Form 10-K. You may also access these materials at www.alliantenergy.com/eproxy. In addition, shareowners who receive multiple copies of our Annual Report and Proxy Statement may request delivery of single copies by contacting us in the manner provided above.

We will furnish to any shareowner, without charge, a copy of our 2016 Annual Report on Form 10-K. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, Wisconsin 53708-0720 or via email at shareownerservices@alliantenergy.com.

ALLIANT ENERGY | 2017 Proxy Statement | 67

Alliant Energy

© 2017 Alliant Energy 5849201 71-1416 3/17 JS

Alliant Energy

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

To vote by Internet or telephone, see reverse side of this proxy card.

2017 ANNUAL MEETING – May 23, 2017

1. Election of directors: Nominees for terms ending in 2020:
(01) Patrick E. Allen
(02) Patricia L. Kampling
(03) Singleton B. McAllister
(04) Susan D. Whiting

☐ FOR all nominees (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY (to vote for all nominees)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's number in the box to the right.)

Please fold here – Do not separate

Management Proposals (the Board of Directors recommends a vote "FOR," except for Proposal 3, for which it recommends "1 YEAR")

2. Advisory vote to approve named executive officer compensation.		☐ For	☐ Against	☐ Abstain
3. Advisory vote on the frequency of the advisory vote on compensation of our named executive officers.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain
4. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017.		☐ For	☐ Against	☐ Abstain

Shareowner Proposal (the Board of Directors recommends a vote "AGAINST")

5. A shareowner proposal requesting periodic reports disclosing expenditures on political activities.	☐ For	☐ Against	☐ Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. **If no direction is made, then the proxy will be voted "FOR" all nominees listed in Proposal 1, "FOR" Proposal 2, "1 YEAR" for Proposal 3, "FOR" Proposal 4, and "AGAINST" Proposal 5, and in the discretion of the proxies upon such other matters what may properly come before the meeting or any adjournment or postponement thereof.**

I (we) will attend the annual meeting in Cedar Rapids, IA. Registration is required at the meeting. ☐

(Important information contained on reverse side; please read.)

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

ALLIANT ENERGY CORPORATION

2017 Annual Meeting of Shareowners

Tuesday, May 23, 2017, at 10:30 AM (Central Daylight Time)

The Hotel at Kirkwood Center
7725 Kirkwood Blvd., SW
Cedar Rapids, IA 52404

Photo ID required for entry. The start time of the meeting is 10:30 AM

Alliant Energy

To access the Alliant Energy Corporation Annual Report and proxy statement on the Internet, please open Alliant Energy's website at ***www.alliantenergy.com/eproxy***. We encourage you to check out Alliant Energy's website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and proxy statement. You may print or just view these materials.

For electronic delivery of future proxy materials, please visit www.proxyconsent.com/LNT

Alliant Energy

Wells Fargo Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873

proxy

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints Patricia L. Kampling and James H. Gallegos, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the "Company"), held of record in the name of the undersigned (including any shares held or credited to the undersigned's account under the Company's Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan) at the close of business on March 29, 2017, at the Annual Meeting of Shareowners of the Company to be held at The Hotel at Kirkwood Center, 7725 Kirkwood Blvd., SW, Cedar Rapids, IA 52404, at 10:30 a.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated April 18, 2017, and accompanying proxy statement, subject to any directions indicated on the reverse side of this card. This proxy also serves as a voting instruction card to the trustee, JP Morgan, for shares, if any, held in the trust for the Alliant Energy Corporation 401(k) Savings Plan.

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy.